Registration No. 333-113646

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM F-3/A2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Diversinet Corp.

(Exact name of registrant as specified in its charter)

Ontario, Canada

(State or other jurisdiction of incorporation or organization)

N/A

(I.R.S. Employer Identification Number)

2225 Sheppard Avenue East, Suite 1801, Toronto, ON M2J 5C2 Canada   (416) 756-2324

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Hackett c/o Diversinet Corp.

2225 Sheppard Avenue East, Suite 1801, Toronto, ON M2J 5C2 Canada   (416) 756-2324

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement is declared effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ¨

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act of 1933, as amended registration statement number of the earlier effective registration statement for the same offering.  ¨

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act of 1933, as amended registration statement number of the earlier effective registration statement for the same offering.  ¨

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ¨

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CALCULATION OF REGISTRATION FEE

(In U.S. $)

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common shares	2,402,000 (1) (3)	$1.81 (2)	$4,347,620	$ 351.76

(1)

Includes of 1,202,000 common shares issuable upon the exercise of outstanding warrants.

(2)

Estimated pursuant to Rule 457(c) and 457(o) solely for the purpose of computing the amount of the registration fee on the basis of the average of the low bid and high ask prices ($1.81 and $1.80) of a common share as reported on the Over the Counter Bulletin Board on March 12, 2004.  Includes 500,000 shares issuable upon exercise of warrants at $2.00, 720,000 shares issuable upon exercise of warrants at $2.05 per share and 102,000 shares issuable upon exercise of warrants at $2.50.

(3)

Pursuant to Rule 416, also includes such indeterminate number of ordinary shares as may become issuable upon stock splits, stock dividends and other changes affecting the ordinary shares as described herein.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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Subject to completion, dated April 15, 2004

The holder of these may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

2,402,000 Common Shares

DIVERSINET CORP.

Certain selling securityholders are offering up to 2,402,000 of our common shares for sale under this prospectus.  We will not receive the proceeds of any shares sold under this prospectus.

Our common shares are quoted on the Over-the-Counter Bulletin Board (“OTC BB”) under the symbol “DVNT.OB”.  On March 12, 2004, the average of the closing bid and asked prices of our common shares on the OTC BB was $1.80 per share.

An investment in our common shares involves a high degree of risk and only people who can afford the loss of their entire investment should consider investing.  See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

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INFORMATION SUMMARY

This summary highlights important information about our business and about this offering.  Because this is a summary, it does not contain all of the information you should consider before investing in our common shares or warrants.  You should read the entire prospectus before making an investment decision.

About Diversinet

Diversinet Corp. (formerly The Instant Publisher Inc.) was formed on December 8, 1993 through the amalgamation of The Instant Publisher Inc. with Lombard Consolidated Resources Inc., an Ontario corporation.  We are regulated in accordance with the Business Corporation Act (Ontario).

Our company was formed under the laws of Ontario, Canada.  Our principal executive offices are located at 2225 Sheppard Avenue East, Suite 1801, Toronto, Ontario, M2J 5C2, Canada.  Our telephone number is (416) 756-2324.

We are a security software product company that develops, markets and distributes wireless security infrastructure solutions that provide for the secure transmission of data over wireless networks and devices.  Our solution encompasses all aspects of commercial transaction security requirements, covering the authentication and authorization of individuals involved, the integrity of the information being sent and the non-repudiation or legalization of the transaction.

We believe we are a pioneer in providing security products for mobile commerce over wireless networks and are striving to become the leading provider of wireless security solutions.  Our strategy to achieve this objective involves: targeting emerging m-commerce markets, expanding strategic partnerships and sales channel relationships, maintaining a leadership position in terms of products and research and development and building awareness of the Diversinet brand.

We develop and license the Passport Certificate Server®, Passport ONE™, Passport Authorization Product™ and Passport VPN computer software products, which provide for the secure transmission of data over wireless networks as well as various other kinds of networks, including corporate networks, telecommunications systems and the Internet.  The transmission of data over these networks is known as “e-commerce”.

The Passport Certificate Server® software verifies the identities of the parties to an e-commerce transmission through the use of digital certificates so that unauthorized persons cannot intercept its contents.

The Passport ONE™ software product provides a single point of contact to enable the security tools embedded in mobile devices. By providing application providers, enterprises, and operators a single security infrastructure solution for all mobile devices, Passport avoids the development time and infrastructure costs normally associated with multiple device coverage.

The Passport Authorization Product software issues digital permits that are linked to the holder’s digital certificate.  The Diversinet digital permit is designed to allow digital certificates to serve additional functions such as authorizing users to perform specific tasks once they have accessed a given network.

Virtual private network (“VPN”) software uses encryption to provide a secure connection through the Internet, establishing a “secure tunnel” through which any enterprise data can travel.  VPNs are less expensive than true private networks using dedicated connections and can use digital certificates to securely identify and authenticate the enterprise server and remote user.  Diversinet’s Passport Wireless VPN combines the strength of public key infrastructure (PKI) digital certificates with a robust, wireless-optimized VPN solution.

We believe that the Passport products offer a unique approach to facilitating and securing commercial transactions and data transmissions over these networks.

Acquisition of DSS Software Technologies

In early January, 2003, we acquired all of the capital stock of DSS Software Technologies (“DSS”), a systems integration provider headquartered in Fremont, California.  DSS provides technical consulting services to tier one customers including financial, enterprise and technology companies such as Cisco Systems, Lucent, Oracle, Sun Microsystems and Wells Fargo in the areas of systems integration, software development, and Enterprise Resource Planning “ERP” and Customer Relationship Management “CRM” implementation.  Consideration for the DSS acquisition was provided through a combination of cash payments and an earn-out position, plus warrants, provided over a three-year term.

We expect that the addition of DSS’ services suite will enhance our ongoing strategy to provide greater depth and breadth in our product and service offering.  Combined, DSS and our technical and industry expertise can offer integrated solutions and full services offerings.  We believe our acquisition of DSS will strengthen our position in the U.S. through expanded access to key customers and the addition of a comprehensive line of services that will help us to better address rapidly growing demands for security in telecommunication services.

The synergy between the two companies is expected to provide the infrastructure and capability to expand into new markets and convey a unique opportunity to deliver products and services that will meet the specific needs of enterprise customers.

With DSS’s professional services focus on high profile customers in our target markets (enterprise, financial, et cetera) our complementary skill sets (application development and wireless), and a U.S. sales force, the combined company can provide technical consulting services to companies in the areas of system integration, software development, and ERP and CRM implementation, which are all natural extensions of wireless and require enhanced security.

DSS’s operations have been integrated with ours as a wholly owned subsidiary of Diversinet.  The purchase of DSS was accounted for using the purchase method and consolidated financial statements have been prepared.

Acquisition of Caradas, Inc.

In September 2003, we acquired all of the capital stock of Caradas, Inc. (“Caradas”), a systems integration provider headquartered in Braintree, Massachusetts.  Caradas provides ‘smart card enablement’ to the financial, retail, enterprise, government and other markets looking for open, secure, multi-application solutions.  Caradas technology answers the increasing and urgent need for multi-application smart card technology, essential for managing critical business processes.  For customers that want to manage security processes in both the physical and digital environments, Caradas offers an identity and authentication that connects with continuously updated, smart card-aware applications.

Caradas focuses on smart card-based application security systems within the financial services industry, particularly as a vehicle for managing relationships between issuers and cardholders.  Caradas offers a suite of solutions and services to define and implement secure application infrastructures.

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The Caradas Connexus™ Platform Caradas provides turnkey solutions for smart card-based application security systems using a suite of Caradas developed and third-party technology components.

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Visa and MasterCard Issuer Solutions: Caradas adds value to Visa and MasterCard issuer projects, by working closely on architecture and design, providing integration services, followed by test and operational transfer as the deployment occurs.  The smart Visa and MasterCard oneSmart Solutions are based upon established methodologies, third-party technologies and the Caradas Connexus™ Platform technology.

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Caradas Services:  Caradas provides a set of professional integration services for the strategy and support behind the technology.  The Caradas team has developed a methodology for implementing application security systems.

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Caradas Labs™: Caradas provides benchmarking and evaluation of core technologies through the testing center.

We expect that the addition of Caradas will enhance our ongoing strategy to provide greater depth and breadth in our product and service offering, namely in the financial services and government verticals.  Combined, Caradas and our technical and industry expertise can offer integrated solutions and full services offerings.  We believe our acquisition of Caradas will strengthen our position in the U.S. through expanded access to key customers and the addition of a comprehensive line of services that will help us to better address rapidly growing demands for security in telecommunication services.

The synergy between the two companies is expected to provide the infrastructure and capability to expand into new markets and convey a unique opportunity to deliver products and services that will meet the specific needs of financial service and government customers.

With Caradas’ focus on smart card technology in our target markets (financial, government) our complementary skill sets (application development and wireless), and a U.S. sales force, the combined company can provide technical consulting services to companies in the areas of smart card-based application security systems and software development, which are natural extensions of wireless and require enhanced security.

Caradas’ operations will be integrated with ours as a wholly owned subsidiary of Diversinet.  The purchase of Caradas was accounted for using the purchase method and consolidated financial statements will be prepared.

The Offering

Certain of our shareholders are offering the following securities for sale under this prospectus:

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1,200,000 common shares, and

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1,202,000 common shares issuable upon the exercise of the warrants.

There are a total of 2,402,000 common shares issued and common shares issuable pursuant to this registration statement.

We are not offering or selling any securities under this prospectus and will not receive any proceeds from the sale of the selling shareholder’s securities.  We may receive up to $2,485,000 upon the exercise of the warrants.  However, we will pay all costs associated with this prospectus.

RISK FACTORS

The common shares offered by this prospectus are speculative, involve a high degree of risk and should only be purchased by persons who can afford to lose their entire investment.  You should therefore carefully review the following risk factors, as well as all of the other information in this prospectus, before investing in the securities offered by this prospectus.

Risks Relating to Our Business

We have lost money in the past, we have realized minimal revenues from continuing operations and we expect to continue to sustain losses in the future.  We have generated minimal revenue to date from the sales of our solutions  and licensing of our products.  For the fourteen months ended December 31, 2003, we posted a net loss of $5,618,000.  For the year ended October 31, 2003, we posted a net loss of $4,834,000, for October 31, 2002, we posted a net loss of $4,065,000 and for October 31, 2001, we posted a net loss of $12,272,000.  For the years ended October 31, 2000 and October 31, 1999, we had net losses of $10,189,000 and $9,421,000, respectively.  We generated revenue of $8,563,000 for the fourteen months ended December 31, 2003, $7,108,000 in the twelve months ended October 31, 2003, $710,000 in the year ended October 31, 2002, $793,000 in the year ended October 31, 2001, $1,787,000 in the year ended October 31, 2000 and $164,000 in the year ended October 31, 1999.  The revenue represents the sales of our secured wireless and identity management solutions and professional services including the initial licensing of our Passport Certificate Server®, Passport Authorization Product™ and Connexus product together with related professional services and consulting revenue.  During fiscal 2001, 40% of our revenue was generated from one customer.  During fiscal 2002, 28% of revenue was generated from one customer although not the same customer as in fiscal 2002, and 54% of revenue was generated from three customers.  During fiscal 2003, 30% of revenue was generated from one customer although not the same customer as in fiscal 2001, and 50% of revenue was generated from two customers.  To date, the sales of our solutions, including related consulting services and licensing our products to various customers and providing them with related professional services has generated our revenues.  We cannot provide assurance that recurring revenues will arise from these agreements.  The auditors’ reports on our December 31, 2003 and October 31, 2002 consolidated financial statements included additional comments for U.S. readers that states that conditions and events exist that cast substantial doubt on our ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our business plan is dependent upon customer adoption and commercial deployment of our products.  Our ability to continue operations is also dependent on the acceptance of our security solutions and the adoption of transaction-based applications using public key infrastructure-based security (also known in the industry as PKI-based security) over wireless networks as an accepted method of commerce in sufficient volume for us to generate enough revenues to fund our expenses and capital requirements.  The wireless mobile commerce market is in a very early stage, and it may not develop to a sufficient level to support our business.

Our solutions are marketed to large companies and government agencies. The implementation of our solutions by these entities typically involves a lengthy education process and a significant technical evaluation and commitment of capital and other resources.  This process is also subject to the risk of delays associated with customers' internal budgeting and other procedures for approving large capital expenditures, deploying new technologies within their networks and testing and accepting new technologies that affect key operations. As a result, the associated sales and implementation cycles can be lengthy.  Our quarterly and annual operating results could be materially harmed if orders forecasted for a specific customer for a particular quarter are not realized.

Many of our early licensing agreements permitted our customers to examine and test our products with no initial up-front payments to us.  These customers are not required to make payments to us until they begin to use our solutions for commercial purposes.  In certain cases, we also enter into evaluation agreements, whereby potential customers may examine our solutions for a specified period of time with no payment to us.  Our current licensing agreements typically require the customer to pay a license fee attributable to the software components and the solution and upon shipment of these items to the customer, although we have sometimes waived the up-front fee.

Product and Market conditions.  General economic conditions may have a significant impact on our ability to generate sales for our solutions.  During fiscal 2002 and 2001, we experienced decreased activity from our potential customers, and generally the adoption of wireless services has not proceeded as rapidly as previously expected.  During 2003, with the acquisitions of DSS and Caradas, we were able to increase revenues, however there is no guarantee that future sales will not decline in the near future.

Foreign exchange.  Our functional currency is the U.S. dollar.  Sales generated outside Canada are generally denominated in U.S. dollars.  During fiscal 2003, we incurred a large portion of our expenses in U.S. dollars, but we also incurred a smaller portion of our expenses in other currencies including Canadian dollars, Pound Sterling and Hong Kong dollars.  Changes in the value of these currencies relative to the U.S. dollar may result in currency losses that may have an adverse effect on our operating results.  With the completion of our financings in June 2003 and January 2004, we have a portion of our cash resources in U.S. dollar short-term investments and in Canadian dollars.  During fiscal 2003 we maintained a portion of our cash resources in both U.S. and Canadian dollar term deposits.  During 2003 we with the acquisitions of DSS and Caradas, we switched our reporting currency from Canadian dollars to U.S. dollars.

Sales generated outside Canada are generally denominated in U.S. dollars.  Furthermore the majority of Caradas’ and DSS’s revenues and costs from operations are denominated in U.S. dollars.  During fiscal 2002, we incurred most of our expenses in Canadian dollars, but we also incurred a portion of our expenses in foreign currencies including U.S. dollars, Pound Sterling and Hong Kong dollars.  Changes in the value of these currencies relative to the U.S. dollar may result in currency losses that may have an adverse effect on our operating results. With the completion of our recent financing in June 2003, we have a portion of our cash resources in U.S. dollar term deposits.  To date we have not entered into any foreign currency hedging activities.

We may not be successful if we fail to retain our key technical personnel. During 2003, in order to reduce our largest single expenditure, salaries and benefits, we reduced our headcount of employees in the Toronto office.  During September 2001, we substantially reduced our headcount and curtailed certain sales and marketing activities, particularly in the U.S.  During 2002 and 2003, we continued to review our cost structure and have continued to reduce our headcount.  Workforce reductions may have a detrimental effect on the morale of remaining employees, impeding their performance levels.  In addition, our ability to attract potential new employees in the future may suffer if our reputation was hurt by this staff reduction.

We currently have seven senior officers and 124 employees and contractors.  We may not be able to improve our solutions and products or create new products if we lose any of our key employees or contractors.  The contract with our CEO, Mr. Nagy Moustafa, had a term of five years, commencing September 29, 1997, and has been renewed on a year to year basis.  None of our other employment agreements has a specified term.  We do not maintain key person life insurance policies on any of our employees.  Skilled technical personnel can be difficult to attract depending on the strength of the economy and competitive opportunities.  We may not be able to retain our current employees if they receive better job offers from other employers.   The weakened economy through 2002 and 2003 may not alleviate this risk in the future.

We are involved in litigation which could result in judgments against us which, in the aggregate, could total more than our combined current assets, working capital and net assets.  There are currently four material claims pending against us.  If we lose any of these suits or enter into settlements requiring us to pay cash or issue any of our common shares, our liquidity and financial position will be adversely affected and our shareholders’ ownership may be diluted.

We have been sued, along with other individuals and corporations, by Silva Run Worldwide Ltd. in connection with Silva Run’s purchase of 212,500 common shares (850,000 common shares prior to a one for four reverse split in May 1997) in 1995 for a purchase price of $3,700,000.  Silva Run is seeking to cancel the stock purchase and reimbursement of the $3,700,000 purchase price, plus interest, attorneys’ fees and costs.  Silva Run has alleged that we, directly or as the control person of other defendants, violated certain provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

In May 2000 we were sued, along with our wholly-owned Barbados subsidiary, Instant Publisher Ltd.  The plaintiff is seeking damages of $1,533,950 for breach of an October 25, 1995 dealer agreement with our previous printing business regarding the distribution of printing equipment, and damages of $25,000,000 for loss of reputation and loss of opportunity, pre-judgment and post-judgment interest, and costs.

In July 2003, we were sued in the Ontario Superior Court of Justice by two former employees who claim, inter alia, that each was terminated, while on short term disability, in a manner that exhibited bad faith and unfair dealings.  One is seeking against Diversinet $125,000 in special, general, punitive and exemplary damages.  The other is seeking against Diversinet $350,000 in special, general, punitive and exemplary damages.

In January 2004, we and an officer of the Company were sued in the Ontario Superior Court of Justice by a former employee who claims, inter alia, that he was wrongfully terminated in a manner that exhibited bad faith and unfair dealings.  He is seeking a total of Cdn$450,000 against us and our officer in aggravated, general, punitive and exemplary damages.

We have limited experience in the wireless Internet security software and identity management solutions field, and we are therefore subject to risks inherent in establishing a new business.  We have been in the wireless Internet security software field since fiscal 1997 and the identity management solutions field since 2001, and we have only generated minimal revenues from this business.  We are not sufficiently established to fully evaluate or forecast our prospects, and we are subject to the risks inherent in establishing a new business enterprise.

We are dependent on the adoption of transaction-based applications over wireless networks as an accepted method of commerce.  In order for us to be successful, transaction-based applications using wireless security infrastructure over wireless networks must be adopted as a means of trusted and secure communications and commerce to a sufficient extent and within a reasonable time frame, particularly considering our existing financial resources and future capital needs.  Since trusted and secure communications and commerce over these networks is new and evolving, it is difficult to predict with any assurance the size of this market and its growth rate, if any.

If the market for trusted and secure communications and commerce utilizing wireless solutions over these networks fails to develop or develops more slowly than expected, we may have difficulty selling solutions or generating sufficient revenues to support our business.

Our ability to keep pace with the rapid technological changes and frequent new product introductions common in the electronic commerce industry will determine our ability to remain competitive and affect the viability of our products.  To succeed in the mobile e-commerce and the identity management solutions business, we believe that we will have to continuously improve the performance, features and reliability of our products and be the first to the market with new products or enhancements to existing products.  We cannot provide assurance that we will be able to improve our products in a timely manner.  The emerging market for security solutions for mobile e-commerce and the identity management is characterized by rapid technological developments, frequent new product introductions and evolving industry standards.  We anticipate this evolution will also occur in the mobile e-commerce and the identity management solutions market in which we focus our technological developments.  The adoption of new standards, or the informal adoption of certain standards by a significant percentage of the computer security and related industries, could require us to reconfigure our products.  We may not be able to counter challenges to our current products or to introduce product offerings that keep pace with the technological changes introduced by competitors or persons seeking to breach information security.  We are not currently aware of any significant new technologies either under development or about to be introduced in the mobile e-commerce or the identity management solutions security field.

The highly competitive nature of the electronic commerce field could prevent us from achieving success.  Our solutions are targeted at the new and rapidly evolving market for authentication and authorization products for wireless electronic commerce, telecommunications and identity management.  This market is not mature.  We anticipate that it will be intensely competitive, subject to rapid change and significantly affected by new solution, product and service introductions and other market activities of industry participants.  Many of our competitors and potential competitors have a longer operating history, greater name recognition, larger installed customer base and significantly greater financial, technical and marketing resources than we have.  As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, and they could therefore render our technologies and products obsolete.

Because of the broad potential application of our authentication and authorization software and identity management solutions, we compete with vendors offering a wide range of computer security products.  These competitors include Entrust Technologies, VeriSign, Certicom, Baltimore Technologies and RSA Security.  There also may be other potential entrants to the market of whom we are not yet aware.

Our licensing revenues are dependent on our customers’ acceptance and use of our software products, and we expect our sales cycle to be lengthy.  Many of our early licensing agreements permitted our customers to examine and test our products with no initial up-front payments to us.  These customers are not required to make payments to us until they begin to use our product for commercial purposes.  We also enter into evaluation agreements in certain cases, whereby potential customers may examine our solutions for a specified period of time with no payment to us.  Our current licensing agreements typically require the customer to pay a license fee attributable to the software components and the application solution and upon shipment of these items to the customer, although we have sometimes waived the up-front fee.

Customers cannot simply license our solutions and begin using them immediately in their businesses.  Making our solutions work with a particular customer’s application may be a complex, expensive and, in certain cases, an ultimately unsuccessful process.  This process may also require the customer to make significant commitments of time and money.  Based on discussions with our customers, we believe that a customer’s required cycle of testing, internal approval and network modifications can reasonably take between six and nine months or longer.  Therefore, we expect our sales cycle, or the time between entering into an agreement and when we begin to receive revenue, to be six to nine months or longer.  Also, the amount of revenue can be very limited until the customer’s product is made generally available and adopted.  Our sales are also subject to significant risks over which we have little or no control, including customers’ budgetary constraints and internal acceptance procedures regarding security-related matters.

Two major encryption technology vendors service our area of business, and if we are unable to license encryption technology from at least one of them, it would cause a significant disruption to our business.  Our current product offerings include encryption technology that we source from a third-party vendor, RSA Security, an encryption technology vendor who services the wireless and the e-commerce security market.  The term of each licensing arrangement is open-ended.  Encryption technology is currently available from other vendors; however, if this agreement is terminated for any reason, we would have to license encryption technology from an alternative vendor, and there might be a significant disruption to our business.

Our success will depend in part on our continued ability to have access to these and other technologies that are important to our existing products and may become important to products we may develop in the future.  We cannot be certain that we will be able to procure or use any necessary technology on terms similar to existing licenses.

We lack experience in sales and marketing, and depend on our relationships with more established corporations to assist in selling and marketing our products.  We have limited sales and marketing experience and limited money to fund marketing.  A significant part of our business strategy is to form strategic relationships with more established companies to expose our solutions to a larger customer base than we could reach through direct sales and marketing force.  Our existing relationships have not resulted in any significant revenues to date and may not result in any revenues in the future.

As a result of our emphasis on these relationships, our success will partially depend on both the ultimate success of the third parties with which we have these relationships and the ability of these third parties to market our products and services successfully.

In the past, we have concentrated our sales and marketing efforts on application service providers.  This strategy has lead to no commercial deployments.  As a result and due to some success experienced by us in Hong Kong, we are focussing our efforts on working to establish the necessary infrastructure first.  We have jointly developed Mobile e-Cert with Hongkong Post.  Hongkong Post will support the Mobile e-Certs through its Mobile Certification Authority and mobile operators will act as the Registration Authorities for the authentication of the identity of Mobile e-Cert subscribers.  Hongkong Post is the first recognized public Certification Authority in Hong Kong.  Hutchinson, the largest and the leading mobile operator in Hong Kong, has been appointed the first certified Registration Authority for the registration of Hongkong Post Mobile e-Cert digital certificates to mobile users.  This appointment also marks the first time worldwide a mobile operator is acting as a Registration Authority for the issuance of wireless digital certificates.  After this was successfully accomplished, we have been working with application service providers who will develop applications that will have our software embedded and will utilize Mobile e-Cert.  Furthermore, with our recent acquisitions of DSS and Caradas, we believe that we have mitigated our risk by diversifying our solution offering.

We cannot provide assurance that we will be able to enter into additional, or maintain our existing, strategic relationships on commercially reasonable terms, if at all.  Our failure to do so would require us to devote substantially more resources to the distribution, sales and marketing of our products and services.  Also, these strategic relationships do not afford us any exclusive marketing or distribution rights.  The third parties may reduce their commitments to us in the future or pursue alternative technologies.

The nature of our products subjects us to product liability risks, potential lost revenues and adverse publicity in the event of product failure.  Our customers may rely on our products to prevent unauthorized access to computer networks.  Malfunctions or design defects of our products could:

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cause interruptions, delays or cessation of services to our customers;

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result in product returns;

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result in liability for damages;

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adversely affect the market’s perception of the security offered by our product, resulting in a lack of demand for our products; or,

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require us to make significant expenditures of capital or other resources to alleviate the problem.

Our license agreements may not be adequate to limit our liability.  A large number of claims by our customers could subject us to significant liability as well as limit the demand for our solutions and products.  In most cases our license and support agreements attempt to limit our liability to the total amount of the licensing and support fees paid during the twelve-month period preceding an alleged error in or failure of our software.  This contractual provision may not always be enforceable.  Courts have held that contractual limitations on liability of this type, or the “shrink-wrap licenses” in which they are sometimes embodied, are unenforceable because the licensee does not sign them.  If these contract provisions limiting our liability are not enforceable, we could be obligated to pay significant damages resulting from customer claims.

If computer hackers find ways to circumvent our products, our products would not perform their essential function.  Any compromise of the security offered by our products, in a single incident or a series of incidents, would make our products less attractive to our customers.  Software error or failure may result from a hacker seeking unauthorized access to a computer network.  The methods used by hackers are evolving rapidly and generally are not recognized until they are launched against one or more systems.  We are unable to anticipate hackers’ tactics.  The publicity surrounding any security breaches could adversely affect the public perception of the security offered by our authentication and authorization products and make it more difficult for us to sell our products.

Technical advances in the information security market may make our products obsolete.  Our products are based on PKI and identity management technology and depend in part on the application of certain mathematical principles forming the basis of the encryption technology that we license and embed in our products.  Any significant advance in techniques for decoding or cracking encrypted computer information could render our products obsolete or unmarketable.

Our PKI products use algorithms, or mathematical formulae, to encrypt and secure information.  The security afforded by our products is predicated on the assumption that these mathematical formulae are very difficult to solve.  This assumption is based on the fact that years of theoretical and empirical research by leading mathematicians have not resulted in any efficient solutions to these problems.  There can be no assurance, however, that future research will not uncover efficient solutions to these problems.

Also, even if no breakthrough in solving these problems is discovered, they may eventually be solved by computer systems having sufficient speed and power.  If improved techniques for decoding encrypted information are developed or made possible by the increased availability of powerful computing resources, our products could be rendered obsolete.

We might not be able to enforce our intellectual property rights.  Our success depends significantly upon our proprietary technology, and our means of protecting our proprietary and intellectual property rights may not be adequate.  We rely on a combination of patent and trademark laws, trade secrets, confidentiality agreements and contractual provisions to protect our proprietary rights.  We have two U.S. patents, which will be in effect until August 22, 2017, and three patents granted in Israel in effect until 2017 and 2021, as well as 13 applications pending in Israel, U.S. and Canada.  We cannot provide assurance that any of our applications will be approved, that any new patents will be issued, that we will develop proprietary products or technologies that are subject to patent protection, that any issued patent will provide us with any competitive advantages or will not be challenged by third parties.  Furthermore, we cannot provide assurance that the patents of others will not have a material adverse effect on our business and operating results.  There is also a risk that our competitors will independently develop similar technology, duplicate our products or design around our patents or other intellectual property rights.

If our technology or products were determined to infringe upon the rights of others, we would be required to obtain licenses to use that technology.  If we are not able to obtain a license in a timely manner on acceptable terms or at all, we may have to stop producing our product until we can develop an alternative that does not infringe the rights of others.

Patent disputes are common in technology-related industries.  We cannot provide any assurance that we will have the financial resources to enforce or defend a patent infringement or proprietary rights action.  As the number of products and competitors in our target markets grows, the likelihood of infringement claims also increases.  Any claims or litigation may be time-consuming and costly, cause product shipment delays or require us to redesign our product or require us to enter into royalty or licensing agreements.  Any of these events could have a material adverse effect on our business and operating results.  Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to use our proprietary information and software.  In addition, the laws of some foreign countries do not protect proprietary and intellectual property rights to as great an extent as do the laws of Canada and the U.S.

We have focused our sales and marketing efforts in Asia and Hong Kong.  In 2003, several economies in Asia, including Hong Kong, have been negatively affected by the outbreak of severe acute respiratory syndrome, or SARS.  Some industries in Hong Kong were been hit hard by the SARS outbreak.  The dramatic decline in the business has had a negative effect on the economy of Hong Kong for 2003.  The Government of Hong Kong and business communities have taken various measures to stimulate the economic recovery of Hong Kong.  While the ultimate impact of SARS is unclear at this time, the effects of these measures are crucial to Hong Kong’s future financial condition and economic developments, which would in turn affect our financial condition and results of operations.

Changes in the export regulation of encryption-based technologies may restrict our ability to sell or license our products.  Our products are subject to export controls under Canadian and U.S. laws and regulations.  These laws and regulations may be revised from time to time in ways that may materially and adversely affect our ability to sell our products abroad or to make products available for sale or license via international computer networks such as the Internet, although pursuant to an international treaty, a number of countries have relaxed, or are in the process of relaxing, their export rules as applicable to products of the type licensed by us.  Canadian and U.S. government controls on the export of encryption technologies which we license from third parties and which are embedded in our products may, if subject to revision, be amended and subsequently restrict our ability to freely export our products.  As a result, foreign competitors subject to less stringent export controls on their products may be able to compete more effectively than we can in the global information and computer security market.

Our articles of incorporation authorize us to issue an unlimited number of common shares, which could result in dilution to our shareholders.  Subject to regulatory and/or shareholder approval, shareholders may experience dilution or limitations in takeover attempts because our articles of incorporation allow us to issue an unlimited number of common shares.  Our shareholders have no right to purchase additional common shares when we issue new shares.  As of February 15, 2004, we had 12,043,027 common shares issued and outstanding.

We have limited financial resources.  Our ability to continue operations during the next fiscal year may be dependent on our ability to obtain additional financing.  Although we have made progress in developing our solutions and have completed initial consumer deployments, our revenue from operations is not sufficient to cover our operating expenses at present and is unlikely to be sufficient within fiscal 2004.  We have obtained funding for operations from private equity placements in the past, raising approximately $49,835,000 through selling a total of 10,421,132 common shares, but there is no assurance we will be able to do so again in the near future despite the progress of the business.  In January 2004 we completed a private placement through the issuance of 1,000,000 common shares and 1,100,000 common share purchase warrants.  We received gross proceeds of $2,000,000 in the transaction.  The warrants were comprised of 500,000 warrants exercisable at $2.00 and 600,000 at $2.05.  Each warrant entitles the holder thereof to acquire one common share for a period of three years.  In June 2003 we completed a private placement with the issuance of 5,000,000 common shares at a price of $0.62 per common share for gross proceeds of $3,100,000 to us.  In April 2002, we completed a private placement with the issuance of 518,671 units at a price of $6.00 per unit for gross proceeds of $3,112,022 to the Company.  Each unit is comprised of one (1) common share and three-quarters (3/4) of one common share purchase warrant (each whole warrant, a “Warrant”).  Each Warrant will entitle the holder thereof to acquire one (1) common share at a price of $7.20 per common share for a period of up to three years from April 4, 2002.  There is no assurance we will be able to obtain further placements in the near future despite the progress of the business.  As well, the terms of new capital, if any, may materially dilute existing shareholders.  Our failure to either raise capital when needed or to generate revenues would leave us with insufficient resources to continue our business.

If our common shares should become ineligible for continued quotation on the OTC BB or a public trading market does not continue for any reason, holders of our common shares may have difficulty selling their shares. Our common shares became ineligible for continued quotation on the NASDAQ SmallCap Market and are now trading on the Over the Counter Bulletin Board; therefore holders of our common shares may have difficulty selling their shares.  Our common shares were quoted on the NASDAQ SmallCap Market from June 1995 through late April 2003.

Our common shares may continue to be penny stock, which may adversely affect the liquidity of our common shares.  The United States Securities and Exchange Commission has adopted regulations that define a penny stock to be any equity security that has a market price, as defined in those regulations, of less than $5.00 per share, subject to certain exceptions.  Our common shares are currently penny stock.

Generally, for any transaction involving a penny stock, a broker-dealer is required to deliver, prior to the transaction, a disclosure schedule relating to the penny stock market as well as disclosure concerning, among other things, the commissions payable, current quotations for the securities and information on the limited market in penny stocks.

The liquidity of our common shares may be materially and adversely affected if our common shares continue to be penny stock due to the administration requirements imposed by these rules.

It may be difficult for our shareholders to enforce civil liabilities under the U.S. federal securities laws because we are incorporated in Canada.  We are incorporated under Canadian law and the majority of our directors and executive officers are Canadian citizens or residents.  All, or a substantial portion, of these persons’ assets and substantially all of our assets are located outside the U.S.  As a result, it may not be possible for investors to effect service of process within the U.S. upon those persons or Diversinet or to enforce against them judgments of U.S. courts predicated upon civil liabilities under U.S. federal or state securities laws.  Also, there is uncertainty as to the enforceability in Canada, in original actions or in actions for enforcement of judgments of the U.S. courts, of civil liabilities predicated upon U.S. federal or state securities laws.

We may be treated as a passive foreign investment company, which would have adverse tax consequences for our U.S. shareholders.  We may be treated as a passive foreign investment company, or a PFIC.  While we do not believe that we should be treated as a PFIC, whether we are treated as a PFIC depends on questions of fact concerning our assets and revenues.  Accordingly, we cannot assure you that we will not be treated as a PFIC.  If we were to be treated as a PFIC, there could be material adverse tax consequences to U.S. holders of our common shares.   See “United States Federal Income Tax Consequences” beginning on page 23.

NOTICE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties.  We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements.  Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters.  You can identify these and other forward-looking statements by the use of words such as “may”, “will”, “should”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “intends”, “potential” or the negative of such terms, or other comparable terminology.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain.  Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors: and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources.  Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds when the selling shareholders sell their common shares.  The $2,485,000 in gross proceeds that we may receive upon the exercise of 1,202,000 warrants will be used for continued sales efforts, general operations and general working capital purposes.  We will pay all costs of this prospectus.

DIVIDEND POLICY

We have not paid any cash dividends on our common shares to date and do not anticipate paying cash dividends in the foreseeable future.

SELECTED FINANCIAL DATA

Our selected financial data for the fourteen month year ended December 31, 2003 and the years ended October 31, 2003, 2002, 2001, 2000, and 1999 are derived from our audited financial statements and should be read in conjunction with our consolidated financial statements and the accompanying notes.  The selected financial data for the two months ended December 31, 2003 are derived from our unaudited financial statements.  During 2003 we changed our fiscal year from October 31st to December 31st.  Our financial statements are expressed in U.S. dollars.  All financial information contained in the prospectus is presented in U.S. dollars except where otherwise indicated.  On January 28, 2003, the Company implemented a 1 for 10 reverse stock split that was approved by its shareholders at the Company’s Annual and Special Meeting of Shareholders on January 22, 2003.  The share data has been adjusted for this reverse stock split.

Our financial statements have been prepared in accordance with Canadian GAAP.  These principles conform in all material respects with U.S. GAAP except as described in Note 15 to our 2003 consolidated financial statements.

Selected Financial Data

(in 000's, except per share data)

Fourteen Months Ended December 31	Two Months Ended December 31		Twelve Months Ended October 31	Fiscal Year Ended October 31
	2003	2003	2003	2002	2001	2000	1999	1998
	(In accordance with Canadian GAAP)
Revenue	$8,563	$1,454	$7,108	$710	$793	$1,787	$164	$0
Loss from Continuing Operations	(5,618)	(784)	(4,840)	(4,065)	(12,272)	(10,019)	(9,230)	(5,273)
Net loss from Discontinued Operations	0	0	0	0	0	(170)	(190)	(470)
Net Loss	(5,618)	(784)	(4,840)	(4,065)	(12,272)	(10,189)	(9,420)	(5,743)
Weighted Average no. of shares (000’s)	6,478	11,043	5,715	2,972	2,638	2,353	1,674	1,533
Loss Per Share – Continuing Operations	(0.87)	(0.07)	(0.85)	(1.37)	(4.65)	(4.27)	(5.47)	(3.42)
Net Loss Per Share	(0.87)	(0.07)	(0.85)	(1.37)	(4.65)	(4.34)	(5.61)	(3.76)
Dividends Per Share	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Working Capital (Deficit)	452	452	1,114	1,752	2,253	14,135	3,389	1,709
Long-term Investment	0	0	0	0	0	0	0	65
Long-term Liabilities	300	300	300	0	0	0	966	1,329
Shareholders’ Equity	7,647	7,647	8,462	2,950	3,835	16,223	5,338	2,428
Total Assets	11,004	11,004	12,099	4,009	6,093	18,786	8,311	4,768
Share Capital	49,191	49,191	49,202	40,678	34,212	35,186	14,220	28,330

	(In accordance with U.S. GAAP)
Loss from Continuing Operations	(5,618)	(783)	(4,834)	(4,100)	(12,309)	(11,002)	(9,110)	(2,450)
Net Loss from Discontinued Operations	0	0	0	0	0	(170)	(190)	(470)
Net Loss	(5,618)	(783)	(4,840)	(4,100)	(12,309)	(11,171)	(9,301)	(2,920)
Loss Per Share – Continuing Operations	(0.87)	(0.07)	(0.85)	(1.38)	(4.67)	(4.68)	(5.47)	(1.57)
Net Loss Per Share	(0.87)	(0.07)	(0.85)	(1.38)	(4.67)	(4.75)	(5.54)	(1.91)
Long-term Liabilities	300	300	300	0	0	0	1,158	1,719
Shareholders’ Equity	6,655	6,655	7,471	1,958	2,881	15,277	5,147	2,010
Total Assets	11,004	11,004	12,099	4,009	6,093	18,786	8,311	4,738
Share Capital	79,281	79,281	79,291	70,767	60,348	62,119	42,261	28,893

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our financial statements have been prepared in accordance with Canadian GAAP.  These principles conform in all material respects with U.S. GAAP except as described in Note 15 to our 2002 consolidated financial statements.

Critical Accounting Policies

The nature of our business is not highly complex, as we operate in one primary business.  We develop, market and sell wireless security and identity management solutions and professional services to the enterprise, financial services, government and gaming and wagering marketplace. As part of providing these solutions we perform professional services to install, support and integrate our solutions with other applications.  We operate globally in a functional organization.  We do not have any off-balance sheet financing, other than operating leases entered into in the normal course of business and we do not actively engage in derivative or hedging transactions.  During 2003 with the acquisitions of DSS and Caradas, the majority of our revenues and expenses are now in U.S. dollars.  Therefore during the year we switched our functional currency from Canadian to U.S. dollars.  A significant portion of our cash balance is denoted in U.S. dollars.

In 2003, our most complex accounting judgments were made in the areas of revenue recognition.  Revenue recognition is expected to continue to be an on-going element of our accounting processes and judgments.  In 2002, our most complex accounting judgments were made in the areas of software revenue recognition.  Software revenue recognition is expected to continue to be an on-going element of our accounting processes and judgments.

Revenue Recognition

We derive our revenue primarily from two sources: sales of products, including hardware and software licenses, and services, including maintenance, support and professional services.  Significant management judgments and estimates must be made and used in connection with the revenue recognized in any reporting period.  Material differences may affect the amount and timing of our revenue for any period if our management made different judgments.

Consulting revenues are recognized on a time and materials basis, or on a percentage of completion basis, depending on the contract, as employees and subcontractors provide services.  Revenue from time and materials service contracts are recognized as the services are provided.  Revenue from fixed price long-term contracts is recognized over the contract term based on the percentage of services provided during the period compared to the total estimated services to be provided over the entire contract.  Losses on contracts are recognized during the period in which the loss first becomes probable and reasonably estimable.  Contract losses are determined to be the amount by which the estimated direct and indirect costs of the contract exceed the estimated total revenues that will be generated by the contract.  Revenue recognized in excess of billings is recorded as unbilled services.  Billings in excess of revenue recognized are recorded as deferred revenue until the above revenue recognition criteria are met.  Reimbursements, including those relating to travel and other out-of-pocket expenses, and other similar third-party costs, are included in revenues.

Revenue from software license agreements is recognized upon execution of a license agreement and the shipment of the software, as long as all vendor obligations have been satisfied, the license fee is fixed and determinable and collection of the license fees is probable.  Revenue from the sale of additional software products is recognized as software is delivered.

Revenue earned on software arrangements involving multiple elements (i.e., software products, upgrades/enhancements, post contract customer support, installation, training, et cetera) is allocated to each element based on vendor specific objective evidence of relative fair value of the elements.  When arrangements contain multiple elements and vendor specific objective evidence only exists for all undelivered elements, the Company recognizes revenue for the delivered elements using the residual method, whereby the total arrangement fee is assigned to the undelivered elements based on their fair value, with the residual assigned to the delivered elements and recognized.  For arrangements containing multiple elements where vendor specific objective evidence does not exist for all undelivered elements, revenue for the delivered and undelivered elements is deferred until either vendor specific objective evidence exists for the remaining undelivered elements or all elements have been delivered.  The revenue allocated to post contract customer support is recognized ratably over the term of the support and revenue allocated to service elements (such as training and installation) is recognized as the services are performed.

With respect to software revenue recognition, we recognize revenues in accordance with the provisions of the American Institute of Certified Public Accountants' Statement of Position No. 97-2, “Software Revenue Recognition” and SOP No. 98-9, “Modifications of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions”.

For all sales, we use a binding contract, purchase order or another form of documented agreement as evidence of an arrangement with the customer.  Revenues from software license agreements are recognized upon receipt of an executed license agreement and shipment of the software, if there are no significant remaining vendor obligations, collection of the receivable is probable and payment is due in accordance with our normal payment terms.

We consider delivery to occur when we ship the product, so long as title and risk of loss have passed to the customer.

At the time of a transaction, we assess whether the sale amount is fixed or determinable and whether collection is probable.  If we determine the fee is not fixed or determinable, we recognize revenue when payment becomes due.  We assess collectibility based on a number of factors, including the creditworthiness of the customer.  If we determine that collectibility is not probable, we do not record revenue until such time when collectibility becomes probable, which is generally upon the receipt of cash.

When arrangements contain multiple elements and vendor specific objective evidence (“VSOE”) of fair value exists for all undelivered elements, we recognize revenue for the delivered elements using the residual method.  Our determination of fair value of each of the undelivered elements in multi-element arrangements is based on VSOE of fair value. VSOE of fair value for each element is either the price charged when the same element is sold separately or the price established by management, having the relevant authority to do so, for an element not yet sold separately.  For arrangements containing multiple elements wherein VSOE of fair value does not exist for all undelivered elements, revenue for the delivered and undelivered elements is deferred until VSOE of fair value exists or all elements have been delivered.

Maintenance service revenue, whether sold separately or as part of a multiple element arrangement, is deferred and recognized ratably over the term of the maintenance contract, generally twelve months.  Revenue allocated to professional service elements is recognized as the services are performed.

Due to the complexity of some software license agreements, we routinely apply judgment to the application of software revenue recognition accounting principles to specific agreements and transactions.  Different judgments and/or different contract structures could have led to different accounting conclusions, which could have had a material effect on our reported quarterly earnings.

Capital Assets

We record our capital assets at their cost less accumulated depreciation.  On a periodic basis, management reviews the carrying values of these assets and compares it to their estimated net recoverable amount.  The determination of net recoverable amount necessitates various assumptions, many of which are forward looking and which are based on management’s best estimate of future revenues, expenses and cash flows.  To the extent that actual financial performance adversely differs from the results projected by these assumptions, an impairment charge in the value of these assets would be necessary.

Goodwill and Other Intangible Assets

We record our goodwill in accordance with CICA Handbook section 3062 “Goodwill and Other Intangible Assets”, that requires that goodwill no longer be amortized but instead be tested for impairment at least annually by comparing the carrying value of a reporting unit with its fair value.  If any potential impairment is indicated, then it is quantified by comparing the carrying value of goodwill to its fair value.  During the fourth quarter of 2003 the Company completed its goodwill impairment test.  The Company determined that the fair values of its reporting units are in excess of their respective carrying amounts.

Stock Based Compensation

Effective November 1, 2002 we record our stock based compensation in accordance with the new CICA Handbook section 3870, "Stock-Based Compensation and Other Stock-Based Payments", which requires that a fair value based method of accounting be applied to all stock-based payments to non-employees and to direct awards of stock to employees.  However, the standard permits the Company to continue its existing policy of recording no compensation cost on the grant of stock options and warrants to employees with the addition of pro-forma information as if the fair value method has been applied.

Results of Operations

Two and Fourteen month period ended December 31, 2003 and year ended October 31, 2003 compared to year ended October 31, 2002

During fiscal 2003, the Company purchased 100% of the common shares of two companies, the DSS acquisition occurred on January 2, 2003 resulting in the inclusion of twelve month’s activities in the consolidated financial results for December 31, 2003 and the Caradas acquisition occurred on September 1, 2003 resulting in the inclusion of four month’s activity in the consolidated financial results for December 31, 2003.  The common shares of DSS were purchased through the issuance of shares, common share purchase warrants, cash and a promissory note. The common shares of Caradas were purchased through the issuance of shares and common share purchase warrants.  As a result of a number of circumstances, including the current year financing activities, the acquisition of DSS and Caradas and the U.S. dollar becoming the measurement currency in which most of the Company’s business is transacted, effective October 1, 2003, the Company adopted the U.S. dollar as its measurement and reporting currency for preparation of its consolidated financial statements.

For the periods ending December 31, 2003 and October 31, 2003, we reported revenue of $8,563,000 and $7,108,000 respectively compared to revenue of $710,000 for the year ended October 31, 2002.  For the two month period ending December 31, 2003 we reported revenue of 1,455,000.  We generated 96% (2% in 2002) of our revenues from the United States, 3% (63% for 2002) from the Asia Pacific region, 0% (29% in 2002) from Canada and 1% (6% in 2002) from other areas during the period ended December 31, 2003 and the period ended October 31, 2003.  The increase in revenue is the result of the acquisition of DSS and Caradas during the year, both companies are located in the United States, leading to the high percentage of U.S. based revenue.  Furthermore, we changed our year end to December 31st, leading to a two month and fourteen month reporting period.  We are operating in an evolving and unpredictable market and accordingly have and may continue to experience wide fluctuations in our revenues.

During the two periods ending in 2003, 30% (28% in 2002) of our revenue came from one customer.  These customers are not related to each other.  While we are endeavoring to increase our customer base, as the market that we operate in is still in an evolving stage and our revenue is still quite small, it is reasonable to expect that our revenue may continue to be concentrated among relatively few customers for the near future.

We reported a net loss of $5,618,000 for the fourteen month period ended December 31, 2003 and $4,834,000 for the year ended October 31, 2003 compared to a net loss of $4,065,000 in the prior year.  For the two month period ended December 31, 2003, we reported a net loss of $783, 000.  This net loss includes stock-based compensation expense relating to the issuance of options and warrants of $825,000 and $772,000 respectively and nil for 2002  (and $53,000 for the two month period ended December 31, 2003).  During the year the Company started to report a fair value for stock-based compensation and including this as an expense.

Research and development expenses were $1,513,000 in the period ended December 31, 2003 and $1,244,000 at October 31, 2003 compared to $1,479,000 in 2002 (and $270,000 for the two month period ended December 31, 2003).  The annualized decrease is due to further cost reduction measures carried out in the second quarter of 2003.  During the year we received a net amount of $289,000 relating to investment tax credits for R&D work done in 2002 and 2001 and a rebate of retail sales taxes paid in excess in 2001.

Sales and marketing expenses were $2,656,000 in the period ended December 31, 2003 and $2,271,000 at October 31, 2003 compared to 1,104,000 in 2002 (and $385,000 for the two month period ended December 31, 2003).  The increase in sales and marketing is largely due to the two acquisitions that were done during the year and the increase is consistent with the increase in sales activity to generate the revenues during the period.  While the Asia Pacific market place continues to be a focal point for the Company, with the addition of DSS and Caradas, we have increased our U.S. presence and increased sales and marketing in the U.S. accordingly.  Included in the fourteen month period December 31, 2003 sales and marketing expenses is $300,000 relating to stock-based compensation expenses.

General and administrative expenses were $2,654,000 at December 31, 2003 and $2,369,000 at October 31, 2003 compared to $1,899,000 in 2002 (and $285,000 for the two month period ended December 31, 2003).  These figures include foreign exchange losses of $309,000 for the fourteen month period ended December 31, 2003 and $230,000 in October 31, 2003 and a loss of $145,000 for 2002 (and $79,000 for the two month period ended December 31, 2003).  Until October 1, 2003 the Company has historically prepared its consolidated financial statements in Canadian dollars and used the Canadian dollar as its measurement currency.  Included in the December 31, 2003 G&A expenses is $525,000 relating to stock-based compensation expenses.

Depreciation and amortization expense was $740,000 in the fourteen month period ended December 31, 2003 and $574,000 for the year ended October 31, 2003 (and $166,000 for the two month period ended December 31, 2003).  These figures include amortization of intangible assets acquired on September 1, 2003 in the amount of $173,000 and $87,000, respectively.  Depreciation and amortization expense in fiscal 2002 was $404,000.

We earned interest and other income of $26,000 during the period ended December 31, 2003 and the year ended October 31, 2003 and $111,000 in fiscal 2002 through investing our excess cash.

Interest expenses were $21,000 during the period ended December 31, 2003 and $20,000 for the year ended October 31, 2003 compared to $nil in 2002.  This interest relates to notes payable on capital assets acquired during the year.

Year ended October 31, 2002 compared to year ended October 31, 2001

For the year ended October 31, 2002, we reported revenue of $710,000 compared to revenue of $793,000 for the year ended October 31, 2001.  We are operating in an evolving and unpredictable market and accordingly have and may continue to experience wide fluctuations in our revenues. We generated 63% (55% for 2001) of our revenues from the Asian region, 2% (24% in 2001) from the United States, 29% (17% in 2001) from Canada and 6% (4% in 2001) from other areas during fiscal year 2002.

During fiscal 2002, 28% (40% in 2001) of our revenue came from one customer.  These customers are not related to each other.  As the market that we operate in is still in an early stage of development and our revenue is still quite small, it is reasonable to expect that our revenue may continue to be concentrated among relatively few customers for the near future.

We reported an improved net loss of $4,065,000 for the year ended October 31, 2002 compared to a net loss of $12,272,000 in the prior year.  We completed operating cost reductions in the fourth quarter of 2001 that resulted in a decline in expenses from operations during fiscal 2002 compared to fiscal 2001.  These reductions included workforce reductions in the United States and Canada, closure of offices in the United States and the discontinuance of non-core programs particularly in the marketing area.  The restructuring was aimed at refocusing our efforts on the most significant market opportunities in Asia and Europe.

Research and development expenses decreased to $1,479,000 in 2002 from $4,485,000 in 2001 resulting primarily as a result of continued efforts to reduce costs as started in the last quarter of fiscal 2001.  During the year we received a net amount of $182,000 relating to investment tax credits for R&D work done in 2000 and 1999.

Sales and marketing expenses were $1,104,000 in 2002 compared to $4,712,000 in 2001.  The Company continues to focus a significant portion of its efforts in the Austral Asian markets where we derived 63% of our 2002 revenues.  During 2002 we implemented a pilot project for Hong Kong's six local mobile operators, the Hong Kong m-Cert Implementation Forum to develop and implement a single mobile digital certificate (m-Cert) standard to promote mobile commerce in Hong Kong.  We continue to make progress in this region and expect to increase our presence in 2003.

General and administrative expenses were $1,899,000 in 2002 compared to $2,616,000 in 2001.  These figures include foreign exchange losses of $145,000 for 2002 and a gain of $403,000 for 2001.

Depreciation and amortization expense in fiscal 2002 decreased to $404,000 from $1,226,000 in fiscal 2001.  The Company's deferred development and purchased technology costs were fully amortized in 2001 and the reduction in additions to capital assets has resulted in reduced amortization for the 2002 fiscal year.

During fiscal 2001, we entered into a joint venture to conduct certain of our Asian activities, as detailed in note 8 to our audited financial statements.  We own 50% of this joint venture and our financial statements reflect our proportionate interest in its assets, liabilities, revenue and expenses.

We earned interest and other income of $111,000 and $448,000 in fiscal 2002 and 2001, respectively.  The decrease is primarily due to our lower average cash and cash equivalents in 2002 and due to lower interest rates than we received during 2001.

Liquidity and Capital Resources

Two and Fourteen month period ended December 31, 2003 and year ended October 31, 2003 compared to year ended October 31, 2002 and October 31, 2001

Cash used in operating activities was $1,677,000 in the period ended December 31, 2003.  Cash used in operating activities during the year was comprised of the net loss of $5,618,000, less net depreciation and amortization of $740,000, stock-based compensation expense of $825,000 and unrealized foreign exchange loss of $416,000.  Changes in other non-cash items include a decrease in accounts payable and accrued liabilities of $140,000, a decrease in receivables of $2,356,000, a decrease in deferred revenue of $156,000 and an increase in prepaid expenses of $99,000.  With the addition of DSS and Caradas in 2003, we incorporated the fair value of their balance sheets into the Company’s on the acquisition dates.  The inclusion of these balance sheets have affected the calculation of non-cash operating working capital.

Cash used in operating activities was $722,000 in the two month period ended December 31, 2003.  Cash used in operating activities during the year was comprised of the net loss of $784,000, less net depreciation and amortization of $166,000, stock-based compensation expense of $53,000 and unrealized foreign exchange gain of $75,000.  Changes in other non-cash items include a decrease in accounts payable and accrued liabilities of $99,000, a decrease in receivables of $341,000, a decrease in deferred revenue of $175,000 and an increase in prepaid expenses of $142,000.  With the addition of DSS and Caradas in 2003, we incorporated the fair value of their balance sheets into the Company’s on the acquisition dates.  The inclusion of these balance sheets has affected the calculation of non-cash operating working capital.

Cash used in operating activities was $954,000 in the year ended October 31, 2003.  Cash used in operating activities during the year was comprised of the net loss of $4,834,000, less net depreciation and amortization of $574,000, stock-based compensation expense of $772,000 and unrealized foreign exchange loss of $491,000.  Changes in other non-cash items include a decrease in accounts payable and accrued liabilities of $41,000, a decrease in receivables of $2,023,000, an increase in deferred revenue of $20,000 and an decrease in prepaid expenses of $43,000.

Cash used in operating activities was $4,532,000 in the year ended October 31, 2002, a decline of 55% from the amount used in the same period of the prior year.  Cash used in operating activities during the year was comprised of the net loss of $4,065,000, less net depreciation and amortization of $404,000 and unrealized foreign exchange loss of $72,000.  Changes in other non-cash items include a decrease in accounts payable and accrued liabilities of $1,180,000, an increase in receivables of $45,000, a decrease in deferred revenue of $19,000 and a decrease in prepaid expenses of $301,000.

Cash used in operating activities was $10,596,000 in the year ended October 31, 2001, attributable to the net loss of $12,272,000 less net depreciation and amortization of $1,226,000 and unrealized foreign exchange gain of $185,000.  Changes in other non-cash items include a decrease in accounts payable and accrued liabilities of $278,000, a decrease in receivables of $946,000, a decrease in deferred revenue of $27,000 and an increase in prepaid expenses of $7,000.

Cash provided by financing activities in the period ended December 31, 2003 was $1,806,000 and $1,822,000 in the year ended October 31, 2003 (and $15,000 for the two months ended December 31, 2003).  In June 2003 the Company completed the issue and sale of 5,000,000 common shares in the capital of the Company at $0.62 per unit for gross proceeds of $3,100,000.  This was offset by repayments of bank indebtedness of $241,000 and notes payable of $873,000 at December 31, 2003 and $868,000 at October 31, 2003.

Cash provided by financing activities in the year ended October 31, 2002 was $3,108,000. In April 2002, we completed a private placement for net proceeds of $3,108,000.  The Company completed the issue and sale of 518,671 units in the capital of the Company at $6.00 per unit for gross proceeds of $3,112,022.

Cash provided by financing activities in the year ended October 31, 2001, was $69,000 as a result of proceeds received from issuing common shares under an employee stock option exercise.

Cash used in investing activities in the period ended December 31, 2003 was $16,000.  Cash was provided by the maturity of a short-term investment in the amount of $600,000.  Cash in the amount of $541,000 was utilized in the acquisitions that occurred during the year.  As well, the Company purchased capital assets in the amount of $75,000 during this period.

Cash used in investing activities in the two month period ended December 31, 2003 was $597,000.  Cash was provided by the maturity of a short-term investment in the amount of $609,000.  As well, the Company purchased capital assets in the amount of $13,000 during this period.

Cash used in investing activities in the year ended October 31, 2003 was $613,000.  Additional funds of $10,000 were invested in a short-term investment.  Cash in the amount of $541,000 was utilized in the acquisitions that occurred during the year.  As well, the Company purchased capital assets in the amount of $62,000 during this year.

Cash provided by investing activities in the year ended October 31, 2002 was $92,000 consisting of $113,000 received from proceeds of a short-term investment offset by $21,000 spent on capital assets.

Cash used in investing activities in the year ended October 31, 2001 was $2,676,000 consisting of $719,000 spent on capital asset additions and the purchase of a $1,956,000 short-term investment.

As of December 31, 2003 we had commitments under non-cancelable operating leases for our facilities and equipment through 2006 in amounts ranging from $620,000 in fiscal 2004 declining to $308,000 in fiscal 2006.

On January 20, 2004, the Company completed a private placement through the issuance of 1,000,000 common shares and 1,100,000 common share purchase warrants.  The Company received gross proceeds of $2,000,000 in the transaction.  The warrants were comprised of 500,000 warrants exercisable at $2.00 and 600,000 at $2.05.  Each warrant entitles the holder thereof to acquire one common share for a period of three years. The common shares cannot be re-sold in the public markets until a registration statement has been filed and declared effective by the U.S. Securities and Exchange Commission.

We believe that our cash and cash equivalents and short-term investments as at December 31, 2003 of $1,967,000 together with the additional funds raised subsequent to our year end will be sufficient to meet our short-term working capital requirements for the next fiscal year.  We may need to raise additional amounts to meet our working capital requirements through private or public financings, strategic relationships or other arrangements.  However, additional funding may not be available on terms attractive to us, or at all.  If we enter into strategic relationships to raise additional funds, we may be required to relinquish rights to certain of our technologies.  Our failure to either raise capital when needed or to generate revenues would leave us with insufficient resources to continue our business.

The following table presents unaudited selected financial data for each of the last eight quarters ending October 31, 2003 and the two months ended December 31, 2003:

	Revenue for the period	Loss for the period	Basic and diluted loss per share
December 31, 2003	$ 1,455,000	$ 784,000	$ 0.07
October 31, 2003	2,687,000	1,882,000	0.33
July 31, 2003	1,742,000	738,000	0.13
April 31, 2003	1,835,000	1,443,000	0.45
January 31, 2003	843,000	772,000	2.39
October 31, 2002	261,000	657,000	0.22
July 31, 2002	140,000	1,001,000	0.31
April 31, 2002	198,000	1,311,000	0.47
January 31, 2002	111,000	1,096,000	0.41

SELLING SECURITYHOLDERS

The Registration Statement filed with the Securities and Exchange Commission of which this prospectus forms a part covers the registration of the following securities:

•

1,200,000 common shares;

•

1,202,000 common shares issuable upon the exercise of the warrants.

SELLING SHAREHOLDERS

The table below sets forth the names of the selling shareholders; the number of common shares beneficially owned by the selling shareholders, as of March 3, 2004, the percentage of our outstanding common shares beneficially owned by each of the selling shareholders as of March 3, 2004, the number of common shares that each selling shareholder may offer under this prospectus, are the number of common shares that each selling shareholder will beneficially own assuming the sale of all of the common shares covered by this prospectus. The selling shareholders received their shares and or warrants through transactions as described below in the section captioned “Description of Private Placements” which indicates the exemptions that the selling shareholders are relying upon.

Except as noted below, none of these selling shareholders has held any position or office or had a material relationship with us or any of our affiliates within the past three years, other than as a result of the ownership of our ordinary shares.

TRANSACTION	SHARES	SHARES ISSUABLE UPON WARRANT EXERCISE
Lakefront Wigdale Placement	1,000,000	1,100,000
DSS Acquisition Shares and Warrants	200,000	-
Howard Schmidt	-	25,000
Corman Communications, LLC	-	72,000
Asymmetri Incorporation	-	5,000
Shares subject to this registration statement	1,200,000	1,202,000

	Common shares beneficially owned prior to this offering		Common shares offered	Common shares beneficially owned after this offering
Name of Beneficial Owner	Number	Percent of total shares outstanding	Pursuant to this prospectus	Number	Percent of total shares outstanding
James Wigdale, Jr. (1) 205 E. Wisconsin Avenue, Suite 220 Milwaukee, WI 53202	2,198,750	18%	2,100,000	98,750	*
Greg Sutyak (2) 1196 Vacation Drive Lafayette, CA 94549	8,000	*	5,000	3,000	*
Mukesh Shah (3) #212, 1500 White Birch Ter Fremont, CA 94536	13,000	*	10,000	3,000	*
Michael Lamb (4) 10153 Parkwood Drive #6 Cupertino, CA 95014	16,000	*	10,000	6,000	*
Patrick Corman (5) 1015 Hobart Street Menlo Park, CA 94025	72,000	*	72,000	-0-	-0-
Howard Schmidt (6) 2145 Hamilton Avenue San Jose, CA 95125	25,000	*	25,000	-0-	-0-
Asymmetri Incorporation (7) 6200 Stoneridge Mall Road, 3rd Floor, Pleasanton, CA 94588	5,000	*	5,000	-0-	-0-
Parul Atul Parikh (8) 44081 Linda Vista Road Fremont, CA 94539	433,323	4%	175,000	152,323	1%
			2,402,000

* indicates less than one percent (1%)

We will not receive any proceeds from the sale of the securities by the selling securityholders.

(1)

Includes 1,100,000 shares subject to outstanding warrants.  Mr. James Wigdale, Jr. has voting or investment control of Lakefront Partners, LLC which purchased 1,000,000 common shares pursuant to the January 20, 2004 private placement.  Includes 18,750 shares subject to outstanding warrants..  See “Description of Private Placements”, note 1.

(2)

Includes 3,000 shares subject to outstanding warrants. See “Description of Private Placements”, note 2.

(3)

Includes 3,000 shares subject to outstanding warrants. See “Description of Private Placements”, note 2.

(4)

Includes 6,000 shares subject to outstanding warrants. See “Description of Private Placements”, note 2.

(5)

Includes 72,000 shares subject to outstanding warrants. See “Description of Private Placements”, note 4.

(6)

Includes 25,000 shares subject to outstanding warrants. See “Description of Private Placements”, note 3.

(7)

Includes 5,000 shares subject to outstanding warrants. Mr. Joseph Bentzel has voting or investment control. See “Description of Private Placements”, note 5.

(8)

Includes 106,000 shares subject to outstanding warrants. See “Description of Private Placements”, note 2.

#

PLAN OF DISTRIBUTION

We are registering the common shares offered hereby on behalf of the selling shareholders.  As used herein, “selling shareholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a named selling shareholder as a gift, pledge, partnership distribution or other transfer.  All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by the Company, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares offered hereby which will be borne by the selling shareholders.  Sales of the shares offered hereby may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) on the Over the Counter Bulletin Board at prevailing market prices, in the over-the-counter market, in negotiated transactions, through publicly or privately negotiated put or call options transactions relating to the shares offered hereby, through short sales of the shares offered hereby (including the closing of any open short position), or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices.  Such transactions may or may not involve brokers or dealers.  The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares offered hereby by the selling shareholders.

The selling shareholders may enter into hedging transactions with regard to the shares offered hereby.  In connection with such transactions the counter parties to such transactions may engage in short sales of the shares offered hereby or of securities convertible into or exchangeable for such shares in the course of hedging positions they assume with selling shareholders.  The selling shareholders may also enter into other transactions which require the delivery of the shares offered by this prospectus, which shares such counter parties may resell pursuant to this prospectus (as amended or supplemented, if necessary, to reflect such transaction).

The selling shareholders may effect these transactions by selling the shares offered hereby directly to purchasers or to or through broker-dealers, which may act as agents or principals.  Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary brokerage commissions).

The selling shareholders and any broker-dealers that act in connection with the sale of the shares offered herein might may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares offered herein sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.  We have agreed to indemnify each selling shareholder against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares offered hereby against certain liabilities, including liabilities arising under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of  Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act.  We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Selling shareholders also may resell all or a portion of the shares offered hereby in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144 or another exemption under the Securities Act.

Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•

the name of each such selling shareholder and of the participating broker-dealer(s);

•

the number of shares involved;

•

the initial price at which such shares were sold;

•

the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•

that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•

other facts material to the transaction.

We will pay all of the costs of qualifying these securities under federal and state securities laws, including legal and accounting fees, as well as printing and other related costs.

DESCRIPTION OF PRIVATE PLACEMENTS

1.

2004 Private Placement

Issuance of 1,000,000 common shares and 1,100,000 common share purchase warrants for gross proceeds of $2,000,000.

On January 20, 2004, we completed a private placement of 1,000,000 common shares and 1,100,000 common share purchase warrants for gross proceeds of $2,000,000.  All the warrants expire on January 15, 2007 with 500,000 vesting immediately and exercisable at $2.00 per share, 350,000 vesting on January 15 2005 and exercisable at a price of $2.05 and the remaining 250,000 warrants vesting on July 15, 2004 and exercisable at a price of $2.05 per share.  The later two vestings will become immediate if any one of a number of significant changes occurs within the Company. This transaction was effected as a private placement in accordance with Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.  We will use the net proceeds of that private placement for ongoing sales operations, working capital purposes, to continue our research and development activities and for general corporate purposes.  We also entered into a consultation agreement and advisory board agreement with Mr. Wigdale for which no compensation is payable by us other than a commission on sales of products generated by Mr. Wigdale.

We agreed to file the registration statement to register the shares and the shares underlying the warrants issued pursuant to this private placement within 60 days of the closing of the private placement.

Lakefront Partners, LLC acquired 80,000 common shares and 18,750 common share purchase warrants as part of our April 2002 private placement.

2.

DSS acquisition shares and share purchase warrants

Issuance of 200,000 common shares.

In January 2003, we acquired 100% of the outstanding shares of DSS Software Technologies, a consulting services provider.  The aggregate purchase price was $1,301,038 consisting of $300,000 in cash, $26,998 in the costs associated with the acquisition, $600,000 of promissory note payable in instalments of $300,000 on January 2, 2004 and $300,000 on January 2, 2005 and 120,000 share purchase warrants with a value of $374,040.  The share purchase warrants vest equally on January 2, 2003, 2004 and 2005 and are exercisable at $3.75 per share for five years.  Additional future cash consideration in the amount of $800,000 is payable based on the achievement of certain financial targets over the next two years and will be recorded with an increase to goodwill if and when the targets have been met.  This transaction was effected under Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.

In February 2004, we renegotiated the purchase price whereby the $600,000 of promissory note payable in installments of $300,000 on January 2, 2004 and $300,000 on January 2, 2005 and 120,000 share purchase warrants with a fair value of Cdn $589,824 ($374,040) were exchanged for $50,000 paid on February 15, 2004, $50,000 to be paid on April 15, 2004, $100,000 to be paid on January 15, 2005 and by issuance of 200,000 common shares with a fair value of $400,000 and 120,000 share purchase warrants.  The share purchase warrants vest on January 2, 2005 and are exercisable at $2.05 per share for two years and are not part of this registration statement.

3.

Advisory board consultant agreement

Issuance of 25,000 common share purchase warrants issuable upon the exercise of warrants.

On July 1, 2003, we entered into an agreement with Howard Schmidt to provide advisory board consulting services.  In consideration for the services to be rendered in accordance with the agreement, we issued a three-year warrant terminating on January 31, 2006 to purchase up to 25,000 of our common shares at $2.50 per share in regards to the compensation payable by us for these services. For this transaction we relied upon Rule 701 of the Securities Act of 1933, as amended.

4.

Consultant agreement

Issuance of 72,000 common share purchase warrants issuable upon the exercise of warrants.

On January 31, 2004, we entered into an agreement with Corman Communications, LLC. to provide public relations services.  In consideration for the services to be rendered in accordance with the agreement, we issued a two-year warrant terminating on January 31, 2006 to purchase up to 72,000 of our common shares at $2.50 per share in regards to partial compensation payable by us for these services  This transaction was effected under Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.

5.

Consultant agreement

Issuance of 5,000 common share purchase warrants issuable upon the exercise of warrants.

During October 2003, we entered into an agreement with Asymmetri Incorporated to provide marketing services.  In consideration for the services to be rendered in accordance with the agreement, we issued a one-year warrant terminating on October 20, 2004 to purchase up to 5,000 of our common shares at $2.50 per share in regards to partial compensation payable by us for these services. This transaction was effected under Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of material United States Federal income tax consequences generally applicable to a U.S. Holder (as defined below) of our common shares as well as certain Canadian federal income tax requirements applicable to shareholders who are not resident of Canada.  This discussion does not address all potentially relevant Federal income tax matters and it does not address consequences peculiar to persons subject to special provisions of Federal income tax law, such as, for example, tax-exempt organizations, qualified retirement plans, persons subject to alternative minimum tax, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, broker-dealers, non-resident alien individuals or foreign corporations whose ownership of our common shares is not effectively connected with the conduct of a trade or business in the United States and shareholders who acquired their shares through the exercise of employee share options or otherwise as compensation.  In addition, this discussion only applies to common shares held by U.S. Holders as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, and does not cover any state, local or foreign tax consequences.

The following discussion is based upon the sections of the Internal Revenue Code, Treasury Regulations, published Internal Revenue Service rulings, published administrative positions of the Internal Revenue Service and court decisions that are currently applicable, any or all of which could be materially and adversely changed, possibly on a retroactive basis, at any time.  The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of our common shares and no opinion or representation with respect to the United States Federal income tax consequences to any such holder or prospective holder is made. Accordingly, holders and prospective holders of our common shares should consult their own tax advisors about the federal, state, local, and foreign tax consequences of purchasing, owning and disposing of our common shares.

U.S. Holders

As used herein, a “U.S. Holder” includes any person, with the exception of those subject to special provisions of Federal income tax law, who holds our common shares who is a citizen or resident of the United States, a partnership or corporation organized under the laws of the United States, an estate, the income of which is subject to United States federal income tax without regard to its source and a trust if a United States court is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person, and any other person or entity whose ownership of our common shares is effectively connected with the conduct of a trade or business in the United States.

Distributions on Our Common Shares

U.S. Holders receiving dividend distributions (including constructive dividends) with respect to our common shares are required to include in gross income for United States Federal income tax purposes the gross amount of such distributions to the extent that we have current or accumulated earnings and profits, without reduction for any Canadian income tax withheld from such distributions.  Such Canadian tax withheld may be credited, subject to certain limitations, against the U.S. Holder’s United States Federal Income tax liability or, alternatively, may be deducted in computing the U.S. Holder’s United States Federal taxable income by those who itemize deductions (see more detailed discussion at “Foreign Tax Credit” below).  To the extent that distributions exceed our current or accumulated earnings and profits, they will be treated first as a return of capital up to the U.S. Holder’s adjusted basis in the common shares and thereafter as gain from the sale or exchange of the common shares.  Preferential tax rates for long-term capital gains are applicable to an U.S. Holder, which is an individual, estate or trust.  There are currently no preferential tax rates for long-term capital gains for an U.S. Holder, which is a corporation.  Dividends paid in Canadian dollars will be included in income in an U.S. dollar amount based on the exchange rate at the time of their receipt.  U.S. Holders should consult their own tax advisors regarding the treatment of any foreign currency gain or loss on any Canadian dollars received as a dividend which are converted into U.S. dollars on a date subsequent to receipt.

Dividends paid on our common shares will not generally be eligible for the dividends received deduction provided to corporations receiving dividends from certain United States corporations. A U.S. Holder which is a corporation may, under certain circumstances, be entitled to a 70% deduction of the United States source portion of dividends received from us (unless we qualify as a “foreign personal holding company” or a “passive foreign investment company”, as defined below) if such U.S. Holder owns shares representing at least 10% of the voting power and value of Diversinet.  The availability of this deduction is subject to several complex limitations, which are beyond the scope of this discussion.

Foreign Tax Credit

A U.S. Holder who pays (or has withheld from distributions) Canadian income tax with respect to the ownership of our common shares may be entitled, at the option of the U.S. Holder, to either a deduction or a tax credit for such foreign tax paid or withheld.  Generally, it will be more advantageous to claim a credit because a credit reduces United States Federal income taxes on a dollar-for-dollar basis, while a deduction merely reduces the taxpayer’s income subject to tax.  This election is made on an annual basis and applies to all foreign income taxes (or taxes in lieu of income tax) paid by (or withheld from) the U.S. Holder during the year.  There are significant and complex limitations which apply to the credit, among which is the general limitation that the credit cannot exceed the proportionate share of the U.S. Holders United States income tax liability that the U.S. Holder’s foreign source income bears to his/her or its worldwide taxable income.

In the determination of the application of this limitation, the various items of income and deduction must be classified into foreign and domestic sources. Complex rules govern this classification process. There are further limitations on the foreign tax credit for certain types of income such as “passive income”, “high withholding tax interest”, “financial services income”, “shipping income”, and certain other classifications of income.  In certain circumstances, recently enacted legislation and other guidance issued by the United States Treasury may deny a United States holder foreign tax credits (and instead may allow deductions) for foreign taxes imposed on a dividend if the United States holder (i) has not held the common shares for at least 16 days in the 30-day period beginning 15 days before the ex-dividend date, during which it is not protected from risk of loss; (ii) is obligated to make payments related to the dividends; or (iii) holds the common shares in arrangements in which the United States holder’s expected economic profit, after non-US taxes, is insubstantial.

The availability of the foreign tax credit and the application of the limitations on the credit are fact specific and holders and prospective holders of our common shares should consult their own tax advisors regarding their individual circumstances.

Disposition of Our Common Shares

A U.S. Holder will recognize gain or loss upon the sale of our common shares equal to the difference, if any, between (i) the amount of cash plus the fair market value of any property received, and (ii) the shareholder’s tax basis in the our common shares.  Any gain recognized on the sale or other disposition of common shares will generally be U.S. source income.  Any loss recognized on the sale or other disposition of common shares will generally be U.S. source.  However, such loss will be foreign source to the extent certain dividends were received by the U.S. Holder within the 24-month period proceeding the date on which the loss was recognized.  This gain or loss will be capital gain or loss if the common shares are capital asset in the hands of the U.S. Holder, which will be a short-term or long-term capital gain or loss depending upon the holding period of the U.S. Holder.  Gains and losses are netted and combined according to special rules in arriving at the overall capital gain or loss for a particular tax year.  Deductions for net capital losses are subject to significant limitations.  For U.S. Holders who are individuals, a capital loss is deductible only to the extent of capital gains, plus ordinary income of up to $3,000; any unused portion of such net capital loss may be carried over to be used in later tax years until such net capital loss is thereby exhausted.  For U.S. Holders which are corporations (other than corporations subject to Subchapter S of the Internal Revenue Code), any unused net capital loss may be carried back three years from the loss year and carried forward five years from the loss year to be offset against capital gains until such net capital loss is thereby exhausted.  If the amount realized on a sale or exchange is not denominated in U.S. dollars, the amount realized will be equal to the U.S. dollar value thereof, determined at the spot rate on the date of the sale or exchange.

Until such time as our common shares are listed on a stock exchange prescribed for the purposes of the Income Tax Act (Canada) (which includes NASDAQ, but not the OTC BB) our common shares will be taxable Canadian property for the purposes of the Income Tax Act (Canada).

Under section 116 of the Income Tax Act (Canada), non-resident vendors who dispose of certain types of taxable Canadian property (including our common shares for as long as they are not listed on a prescribed stock exchange), have to notify Canada Customs and Revenue Agency (CCRA) about the disposition either before they dispose of the property or after they dispose of it.  This notification (the “Notice of Disposition”) is due not later than ten (10) days after the date the property was disposed of.  The vendor may be able to claim an exemption under an applicable tax treaty at the time the Notice of Disposition is filed.  If no exemption is available under an applicable treaty, before CCRA can issue a certificate of compliance to the vendor, CCRA must receive either an amount to cover the tax owing, or appropriate security for the tax on any gain the vendor may realize at the time the property is disposed of. Such payments or security the vendor provides will be credited to the vendor's account.  If the vendor does not comply with the section 116 requirements, which the vendor must do so before receiving the certificate of compliance, the purchaser of the property may deduct or withhold a specified amount from the proceeds of the disposition to cover any tax which the vendor owes.

When filing a Notice of Disposition and claiming an exemption under a specific tax treaty, necessary documentation to support the claim should be submitted along with the request.  The documentation which is acceptable must be based on the particular tax treaty under which the exemption is claimed, such as proof of residency, or that the gain has or will be reported in the vendor's country.  Tax officials, in some countries, will supply the necessary certification required to claim the exemption. The United States Department of the Treasury, Internal Revenue Service will provide certification for corporations, exempt organizations and individuals. Requests for certification should be sent to the appropriate service centre. The Department of the Treasury, Publication 686, Certification for Reduced Tax Rates in Tax Treaty Countries, outlines the certification process.

If the vendor does not obtain a certificate pursuant to section 116, the purchaser becomes liable to pay as tax, on behalf of the vendor, an amount equal to 25% of the proceeds of disposition.    The purchaser of the property is then entitled to withhold that amount from the proceeds of the disposition to cover any tax which the vendor owes or may owe.

The required amount must be remitted to the Receiver General for Canada 30 days after the end of the month is which the property was acquired.

Other Considerations

In the following three circumstances, the above sections of the discussion may not describe the United States Federal income tax consequences resulting from the holding and disposition of our common shares.  Based on (a) the number of shareholders of our common shares, and (b) our shareholder profile, we do not believe that we are either a “Foreign Personal Holding Company” or a “Controlled Foreign Corporation”.  However, we do not believe that we are likely to be treated as a “Passive Foreign Investment Company” for the taxable years 1999, 2000 and 2001.

Foreign Personal Holding Company

If, at any time during a taxable year, more than 50% of the total combined voting power or the total value of our outstanding shares are owned, actually or constructively, by five or fewer individuals who are citizens or residents of the United States and 60% or more of our gross income for such year was derived from certain passive sources (e.g. from dividends received from unrelated persons), we would be treated as a “foreign personal holding company.”  In that event, U.S. Holders that hold our common shares would be required to include in gross income for such year their allowable portions of such foreign personal holding company income to the extent that we do not actually distribute such income.

Controlled Foreign Corporation

If more than 50% of the voting power of all classes of shares or the total value of our shares is owned, directly or indirectly, by U.S. shareholders, each of whom own 10% or more of our voting shares (“U.S. Shareholders”), we could be treated as a “controlled foreign corporation” (a “CFC”) under SubPart F of the Internal Revenue Code.  If we were classified as a CFC and as a PFIC, CFC treatment would prevail with respect to U.S. Shareholders.  CFC classification would affect many complex results including the required inclusion by such United States shareholders in income of their pro rata share: of “SubPart F Income” (as specially defined by the Internal Revenue Code) of Diversinet; and of our earnings invested in U.S. property.  In addition, under Section 1248 of the Internal Revenue Code, gain from the sale or exchange of our common shares by a U.S. person who is or was a United States shareholder (as defined in the Internal Revenue Code) at any time during the five years period ending with the sale or exchange is generally treated as ordinary dividend income to the extent of our earnings and profits attributable to the shares sold or exchanged.  Because of the complexity of SubPart F, and because it is not clear that we are a controlled foreign corporation, a more detailed review of these rules is outside of the scope of this discussion.

Passive Foreign Investment Company

As stated above, we believe that we will not be treated as a passive foreign investment company (“PFIC”), as defined in Section 1297 of the Internal Revenue Code, for our fiscal years 2002 or 2003.

United States income tax legislation contains rules governing PFIC’s, that can have significant tax effects on U.S. Holders of foreign corporations. These rules do not apply to non-U.S. Holders.  Section 1297 of the Internal Revenue Code defines a PFIC as a corporation that is not formed in the United States and, for any taxable year, either (i) 75% or more of its gross income is “passive income”, which includes interest, dividends and some types of rents and royalties or (ii) the average percentage, by fair market value (or, if the company is a controlled foreign corporation or makes an election, by adjusted tax basis), of its assets that produce or are held for the production of “passive income” is 50% or more.  Based on these tests we do not meet the definition of a PFIC in 1999, 2000 or 2001.

An U.S. Holder who holds shares in a foreign corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. Federal income taxation under alternative tax regimes, depending upon whether such U.S. Holder makes elections.  The following is a discussion of these alternative tax regimes as applicable to our U.S. Holders.

A U.S. Holder of a PFIC who does not make either of the elections described below (a “Non-electing U.S. Holder”) is subject to special taxation rules under Section 1291 of the Internal Revenue Code with respect to (i) gains realized on the disposition (or deemed to be realized by reason of a pledge) of his/her common shares and (ii) excess distributions by us, defined as any distribution received by a U.S. Holder from a PFIC in a taxable year that is greater than 125% of the average distributions received by the U.S. Holder in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for the shares.

A Non-electing U.S. Holder generally would be required to include in income pro rata all gains realized on the disposition of his/her common shares and all excess distributions over the entire holding period for the PFIC common shares.  All gains or excess distributions allocated to prior years of the U.S. Holder (other than years prior to the first taxable year of the company during such U.S. Holder’s holding period and beginning after January 1, 1987 for which it was a PFIC) would be taxed at the highest tax rate for each such prior year applicable to ordinary income.  The Non-electing U.S. Holder also would be liable for interest on the foregoing tax liability for each such prior year calculated as if such liability had been due with respect to each such prior year.  A Non-electing U.S. Holder that is not a corporation must treat this interest charge as “personal interest” which, as discussed above, is partially or wholly non-deductible.  The balance of the gain or the excess distribution will be treated as ordinary income in the year of the disposition or distribution, and no interest charge will be incurred with respect to such balance.

If we are a PFIC for any taxable year during which a Non-electing U.S. Holder holds common shares, then we will continue to be treated as a PFIC with respect to such common shares, even if we are no longer a PFIC as defined above.  A Non-electing U.S. Holder may terminate this deemed PFIC status by electing to recognize a gain (which will be taxed under the rules discussed above for Non-electing U.S. Holders) as if such common shares had been sold on the last day of the last taxable year for which it was a PFIC.

Under Section 1291(f) of the Internal Revenue Code, the Department of the Treasury has issued proposed regulations that would treat as taxable transfers of PFIC shares by Non-electing U.S. Holders that are generally not otherwise taxed, such as gifts, exchanges pursuant to corporate reorganizations, and transfers at death.  Special, generally adverse, rules will apply with respect to the common shares while the company is a PFIC. For example under Section 1298(b)(6) of the Internal Revenue Code, a U.S. Holder who uses PFIC shares as security for a loan (including a margin loan) will, except as may be provided in regulations, be treated as having made a taxable disposition of such shares.

Alternatively, if we are a PFIC, an U.S. Holder (an “Electing U.S. Holder”) who owns common shares is permitted generally to elect out of the tax treatment discussed above, if an U.S. Holder makes a mark-to-market election with respect to common shares.  Under such election, an Electing U.S. Holder would generally recognize as ordinary income for each taxable year an amount equal to the excess, if any, of the fair market value of common shares as of the close of the taxable year over the Electing U.S. Holder’s adjusted tax basis in such shares.  An Electing U.S. Holder would generally be allowed an ordinary deduction (to the extent of any net mark-to-market gains recognized for prior taxable years) for the excess, if any, of the adjusted tax basis of the common shares over their fair market value as of the close of the taxable year.  An Electing U.S. Holder’s adjusted tax basis of the common shares would generally be adjusted to reflect the amounts included or deducted under the mark-to-market election.  Additionally, any gain on the actual sale or other disposition of the common shares generally will be treated as ordinary income.  Ordinary loss treatment also would generally apply to any loss realized on the actual sale or other disposition of the common shares to the extent that the amount of such loss did not exceed the net mark-to-market gains previously included with respect to such shares.  An election to mark to market would generally apply to the taxable year made and all subsequent taxable years.  A mark-to-market election is subject to complex and specific rules and requirements, and U.S. Holders are strongly urged to consult their tax advisors concerning such election if the company is classified as a PFIC.

Finally, an U.S. Holder who elects in a timely manner to treat us as a “qualified electing fund” (a “QEF”) as defined in the Internal Revenue Code would be subject to another set of special rules different from those described above.  Although a QEF election may be beneficial to some U.S. Holders depending upon their particular tax situations, it requires us to make information available to such holders, and we do not intend to make such information available even if it is classified as a PFIC.  Accordingly, the QEF election will not be available to U.S. Holders.

The foregoing discussion is based on existing provisions of the Internal Revenue Code, existing and proposed regulations thereunder, and current administrative ruling and court decisions, all of which are subject to change. Any such change could affect the validity of this discussion. In addition, the implementation of aspects of the PFIC rules requires the issuance of regulations which in many instances have not been promulgated and which may have retroactive effect. There can be no certainty that any of these proposed regulations will be enacted or promulgated and if so, the form they will take or the effect that they may have on this discussion. Accordingly, and due to the complexity of the PFIC rules, U.S. Holders who are shareholders of Diversinet are strongly urged to consult their own tax advisors concerning the impact of these rules on their investment in us.

EXPERTS

Our consolidated financial statements for the fourteen months ended December 31, 2003 and the twelve months ended October 31, 2003 and 2002 and for each of the years in the three-year period ended October 31, 2003, have been incorporated by reference herein and in the Registration Statement in reliance on the report of KPMG LLP, independent accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.  The audit report of KPMG LLP concerning the December 31, 2003 consolidated financial statements included additional comments for U.S. readers that states that conditions and events exist that cast substantial doubt on our ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Certain legal matters in connection with the registration of the common shares hereunder with respect to Canadian law will be passed upon for us by Lang Michener of Toronto, Ontario, our Canadian counsel.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is a part of a registration statement on Form F-3, which we filed with the Securities and Exchange Commission under the Securities Act of 1933.  As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto.  As such we make reference in this prospectus to the registration statement and to the exhibits and schedules thereto.  For further information about us and about the securities we hereby offer, you should consult the registration statement and the exhibits and schedules thereto.  You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed.  Each such statement is qualified in its entirety by such reference.

We file annual and special reports and other information with the Securities and Exchange Commission (Commission File Number 0000918387).  These filings contain important information which does not appear in this prospectus.  For further information about us, you may read and copy these filings at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 942-8090.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC.  We are incorporating by reference in this prospectus the documents listed below:

(a)

Our Annual Report on Form 20-F dated April 15, 2004

(b)

Our Report on Form 6-K dated March 11, 2004

(c)

Our Report on Form 6-K dated January 29, 2004

(d)

Our Report on Form 6-K dated December 24, 2003

(e)

Our Annual Report on Form 20-F dated April 29, 2003

(f)

Our Report on Form 6-K dated September 16, 2003

(g)

Our Report on Form 6-K dated September 12, 2003

(h)

Our Report on Form 6-K dated July 21, 2003;

(i)

Our Report on Form 6-K dated June 24, 2003;

(j)

Our Report on Form 6-K dated March 14, 2003;

(k)

Our Report on Form S-8 dated February 20, 2003;

(l)

Our Report on Form 6-K dated December 31, 2002;

(m)

Our Report on Form 6-K dated December 20, 2002; and,

(n)

The description of our securities contained in our Registration Statement under Section 12 of the Securities Exchange Act of 1934, as amended, of which this prospectus is a part and any and all amendments and reports filed for the purpose of updating such description.

All documents which we file with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act after the date of this prospectus and before the expiration or termination of this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents.  Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference.  Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents.  Please direct your written or telephone requests to Diversinet Corp., 2225 Sheppard Avenue East, Suite 1801, Toronto, Ontario, M2J 5C2 Canada, Attn: David Hackett, Chief Financial Officer, telephone number (416) 756-2324.  You may also obtain information about us by visiting our website at www.diversinet.com.  Information contained in our website is not part of this prospectus.

We are a Canadian company and are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934.  As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) until November 4, 2002, we were not required to make, and did not make, its SEC filings electronically, so that those filings are not available on the SEC's Web site.  However, since that date, we have been making all filings with the SEC electronically, and these filings are available over the Internet at the SEC's Web site at www.sec.gov.

ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Canadian experts named in this prospectus, most of whom reside outside the U.S., may be difficult to obtain within the U.S.  Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the U.S., any judgment obtained in the U.S. against us or any of our directors and officers may not be collectible within the U.S.

___________

You should rely only on the information contained in this prospectus or that to which we have referred you.  We have not authorized anyone to provide you with information that is different.  This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful.  Our business may change after the date of this prospectus.  Delivery of this document and any sale of securities made hereunder does not mean otherwise.

TABLE OF CONTENTS

Page

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DIVERSINET CORP.

2,402,000 common shares

PROSPECTUS

References in this prospectus to “Diversinet” mean Diversinet Corp., and references to “we”, “us”, and “our” refer to Diversinet Corp. unless the context otherwise indicates.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The expenses of this offering which will be borne by Diversinet are estimated, in U.S. dollars, to be as follows:

SEC Registration Fee Legal Services Accounting Miscellaneous Total	352 40,000 10,000 15,000 $65,352

All of the above expenses except the registration fee and miscellaneous are estimated.

Item 15.  Indemnification of Directors and Officers

Under the Business Corporations Act (Ontario) (the “Act”), Diversinet may indemnify a present or former director or officer or a person who acts or acted at Diversinet’s request as a director or officer of another corporation of which Diversinet is or was a shareholder or creditor and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been such a director or officer if the director or officer acted honestly and in good faith with a view to the best interests of Diversinet and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful.  Such indemnification may be made in connection with an action by or on behalf of Diversinet or such other corporation only with court approval.  A director or officer is entitled to indemnification from Diversinet as a matter of right in respects of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative proceeding to which he is a party by reason of being or having been a director or officer of such corporation if he was substantially successful on the merits and fulfilled the conditions set forth above.

The by-laws of Diversinet provide that each director, each officer, each former director, each former officer and each person who acts or acted at Diversinet’s request as a director or officer of a body corporate of which Diversinet is or was a shareholder or creditor, and his heirs and legal representatives shall be indemnified and saved harmless by Diversinet from and against all costs, charges and expenses, including without limitation, each amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which his is made a party by reason or being or having been a director or officer of Diversinet or such body corporation, if he acted honestly and in good faith with a view to Diversinet’s best interests and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty he had reasonable grounds for believing his conduct was lawful.  In certain circumstances Diversinet has provided its Directors or its subsidiaries’ Directors with a written indemnification confirming the indemnification available under its by-laws.

Diversinet currently maintains directors’ and officers’ liability insurance, which, subject to the provisions contained in the policy, protects the directors and officers, as such, against all claims during the term of their office provided they acted honestly and in good faith with a view to the best interests of Diversinet.  Such insurance provides for an aggregate of $5,000,000 annual protection against liability for and reimbursement of amounts paid.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is therefore unenforceable.

Item 16.  Exhibits

Exhibit No.	Exhibits
4.1	Form of Stock Purchase Agreement for the January 20, 2004 private placement
4.2	Form of Stock Purchase Agreement for the June 23, 2003 private placement.[1] Previously filed with Registration Statement on Form F-3 filed July 22, 2003
4.3	Form of Warrant for purchase of shares for the April 4, 2002 private placement.[1]
4.4	Form of Warrant for purchase of shares for the June 23, 2003 private placement. [1]
23.1	Consent of KPMG LLP.

Item 17.  Undertakings

Paragraph designations correspond to designations in Regulation S-K, Item 512.

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended that are incorporated by reference in the Form F-3.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to section 13(a) of section 15(d) of the Securities Exchange Act of 1934, as amended (and where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

#

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada on March 15, 2004.

DIVERSINET CORP.

By:

/s/ David Hackett

David Hackett, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stanley Beck Stanley Beck	Director	March 15, 2004
/s/ Derek Buntain Derek Buntain	Director	March 15, 2004
/s/ Keith Powell Keith Powell	Director	March 15, 2004
/s/ Nagy Moustafa Nagy Moustafa	President, Chief Executive Officer and Director	March 15, 2004
/s/ Charles Shiu Charles Shiu	Director	March 15, 2004
/s/ Mark Steinman Mark Steinman	Director	March 15, 2004
/s/ Charles Walton Charles Walton	Director	March 15, 2004
/s/ Nagy Moustafa Nagy Moustafa	Authorized United States Representative, CEO of Diversinet Corporation of America, a Delaware corporation and wholly owned subsidiary of the Registrant	March 15, 2004

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EXHIBIT INDEX

Exhibit No.	Exhibit
4.1	Form of Stock Purchase Agreement for the January 20, 2004 private placement
4.2	Form of Stock Purchase Agreement for the June 23, 2003 private placement.[2]
4.3	Form of Warrant for purchase of shares for the April 4, 2002 private placement. [1]
4.4	Form of Warrant for purchase of shares for the June 23, 2003 private placement. [1]
23.1	Consent of KPMG LLP.

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EXHIBIT 4.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made as of the 15th day of January 2004, by and between Diversinet Corp. (the “Company”), a corporation organized under the laws of the province of Ontario, Canada, with its principal offices at 2225 Sheppard Avenue East, Suite 1801, Toronto, Ontario, M2J 5C2, Canada, and the purchasers whose names and addresses are set forth on the signature page hereof (collectively the “Purchaser”).

IN CONSIDERATION of the mutual covenants contained in this Agreement, the Company and the Purchaser agree as follows:

SECTION 1.  Authorization of Issuance of Securities.  The Company has authorized the issuance to the Purchaser of one million (1,000,000) common shares of the Company (the “Shares”), no par value (a “Common Share”) and one million and one hundred thousand (1,100,000) purchase warrants of the Company (a “Warrant”), set forth on the signature page hereof.  The Warrants will be substantially in the form of Appendix III to this Agreement.

SECTION 2.  Consideration.  At the Closing (as defined in Section 3), the Company will issue the Shares and the Warrants to the Purchaser as set forth on the signature page hereof, and the Purchaser will enter into a consulting agreement with the Company and pay U.S.$2,000,000 to the Company, upon the terms and conditions hereinafter set forth.

SECTION 3.  Delivery of Securities at the Closing.  The completion of the transaction (the “Closing”) shall occur simultaneously with the execution hereof and the consulting agreement (the “Closing Date”).  At the Closing, the Company will issue to the Purchaser (i) one or more stock certificates representing the Shares and (ii) one or more warrant certificates (in the form of Appendix III) representing the Warrants, in each case registered in the name of the Purchaser, or in such nominee name(s) as designated by the Purchaser in writing, representing the Shares.  The name(s) in which the stock certificates and warrant certificates are to be registered are set forth in the Stock Certificate Questionnaire attached hereto as Appendix I.  The Company’s obligation to complete the transaction herein contemplated at the Closing shall be subject to the following conditions, any one or more of which may be waived by the Company: (a) receipt by the Company of same-day funds in the full amount of U.S. $2,000,000; (b) the accuracy in all material respects of the representations and warranties made by the Purchaser and the fulfillment of those undertakings of the Purchaser to be fulfilled prior to or at the Closing, and (c) the Company agreeing to accept the Purchaser’s subscription prior to or at the Closing.  The Purchaser’s obligation to complete the transaction herein contemplated at the Closing shall be subject to the accuracy in all material respects of the representations and warranties made by the Company herein and the fulfillment of those undertakings of the Company to be fulfilled prior to or at the Closing.

SECTION 4.  Representations, Warranties and Covenants of the Company.  The Company hereby represents and warrants to, and covenants with, the Purchaser as follows:

4.1

Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of Ontario, Canada.

4.2

Authorized Capital Stock.  The authorized capital stock of the Company consists of an unlimited number of Common Shares.  The number of Common Shares and all subscriptions, warrants, options, convertible securities, and other rights to purchase or otherwise acquire equity securities of the Company issued and outstanding as at December 31, 2003, are 11,042,944 common shares, purchase warrants to acquire 965,404 common shares and stock options to acquire up to 1,800,000 common shares.

4.3

Issuance, Sale and Delivery of the Shares.  The Shares and Warrants have been duly authorized, and when issued, delivered and paid for in the manner set forth in this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

4.4

Due Execution, Delivery and Performance of the Agreements.  The Company has full legal right, corporate power and authority to enter into this Agreement and perform the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by the Company.  The consummation by the Company of the transactions herein contemplated will not violate any provision of the organizational documents of the Company.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions herein contemplated will not result in the creation of any lien, charge, security interest or encumbrance upon any assets of the Company pursuant to the terms or provisions of, or conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any material agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which the Company is a party or by which the Company or any of its properties may be bound or affected and in each case which individually or in the aggregate would have a material adverse effect on the condition (financial or otherwise), properties, business, prospects, or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or any statute or any authorization, judgement, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental body applicable to the Company or any of its respective properties.  Upon its execution and delivery, and assuming the valid execution thereof by the Purchaser, this Agreement will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.5.

Integration, etc.  The Company has not in the past nor will it hereafter take any action to sell, offer for sale or solicit offers to buy any securities of the Company which would bring the offer, issuance or sale of the Shares and Warrants, as contemplated by this Agreement, within the provisions of Section 5 of the Securities Act.  Neither the Company nor any of its Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) which is or could be integrated with the sale of the Shares and Warrants in a manner that would require the registration under the Securities Act of the Shares or Warrants or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in  Regulation D under the Securities Act) in connection with the offering of the Shares and Warrants or in any manner involving a public offering within the meaning of Section 4(2) of the Act.

4.6

Compliance with Securities Laws.  Subject to the accuracy of the representations and warranties of the Purchaser contained herein, the issuance of the Shares and Warrants to the Purchaser hereunder is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”).

4.7

Additional Information.  The Company has made available to the Purchaser a true and complete copy of each report, schedule, and definitive proxy statement filed by the Company with the Commission under the Securities Exchange Act of 1934 (the “Exchange Act”) since November 1, 2001 (as such documents have since the time of their filing been amended, the “Information Documents”).

As of their respective dates, the Information Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the Information Documents, and none of the Information Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the statements made in any such Information Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior to the date hereof).  As of their respective dates, the financial statements of the Company included in the Information Documents complied as to form in all material aspects with applicable accounting requirements and the published rules and regulations of the SEC and Canadian regulatory authorities with respect thereto.  Such financial statements have been prepared in accordance with Canadian generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Except as set forth in the Information Documents, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business and (ii) liabilities not required under generally accepted accounting principles to be reflected or disclosed in such financial statements.

4.8

Absence of Certain Changes.  Since October 31, 2003, there have been no known changes or developments in the Company, its business or any of its subsidiaries that may have a Material Adverse Effect.

4.9

Absence of Litigation.  Except as disclosed in the Information Documents, there is no known action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its subsidiaries, threatened against or affecting the Company or any of its subsidiaries, or their officers or directors in their capacity as such, that could have a Material Adverse Effect.

4.10

Compliance with Law.  The Company and its subsidiaries are in compliance with all applicable laws, rules and regulations, other than such noncompliance which would not have a Material Adverse Effect.

4.11

Disclosure.  All information relating to the Information Document provided to the Purchasers in connection with the transactions contemplated hereby is true and correct in all material respects and the Company has not knowingly omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.  No known event or circumstance has occurred or exists with respect to the Company or any of its subsidiaries or its or their business, properties, prospects, operations or financial conditions, which has not been publicly announced or disclosed but under Canadian or United States law, rule or regulation, requires public disclosure or announcement by the Company.

SECTION 5.  Representations, Warranties and Covenants of the Purchaser.

5.1

The Purchaser represents and warrants to, and covenants with, the Company that: (i) the Purchaser is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved hereunder, including investments in securities issued by the Company, and has requested, received, reviewed and understood all information it deems relevant in making an informed decision to purchase the securities hereunder, including, without limitation, the information contained in the Information Documents; (ii) it acknowledges that the offering of the securities pursuant to this Agreement has not been reviewed by the Commission or any state or Canadian regulatory authority; (iii) the Purchaser is acquiring the securities set forth in the signature page hereto, for its own account for investment only and with no present intention of distributing any of the Shares or Warrants or any arrangement or understanding with any other persons regarding the distribution thereof; (iv) the Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares or Warrants except in compliance with the Securities Act, the Securities Act Rules and Regulations and any applicable state securities or blue sky laws; (v) the Purchaser has completed or caused to be completed the Registration Statement Questionnaire and the Stock Certificate Questionnaire, attached hereto as Appendix I and Appendix II, for use in preparation of the Registration Statement, and the answers thereto are true and correct as of the date hereof and will be true and correct as of the effective date of the Registration Statement; (vi) the Purchaser has, in connection with its decision enter into this Agreement not relied upon any representations or other information (whether oral or written) other than as set forth in the Information Documents and the representations and warranties of the Company contained herein; (vii) the Purchaser has had an opportunity to discuss this investment with representatives of the Company and ask questions of them and such questions have been answered to the full satisfaction of the Purchaser; and (viii) the Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

5.2

The Purchaser hereby covenants with the Company not to make any sale of the Shares or Warrants, or of the Common Shares issuable upon exercise of such Warrants (the “Warrant Shares) without satisfying the prospectus delivery requirements under the Securities Act, if any.

5.3

The Purchaser further represents and warrants to, and covenants with, the Company that (i) the Purchaser has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, (ii) the Purchaser is duly organized, validly existing and in good standing under the laws of the its jurisdiction of organization, and (iii) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.4

The Purchaser recognizes that an investment in the Company’s securities is speculative and involves a high degree of risk, including a risk of total loss of the Purchaser’s investment.

5.5

All of the information provided to the Company or its agents or representatives concerning the Purchaser’s suitability to invest in the Company and the representations and warranties contained herein, are complete, true and correct as of the date hereof.  The Purchaser understands that the Company is relying on the statements contained herein to establish an exemption from registration under U.S. federal and state securities laws.

5.6

The address set forth in the signature page hereto is the Purchaser’s true and correct domicile.

5.7

The Purchaser covenants to provide the Company an updated, accurate and complete plan of distribution at all times during which the Company is required to keep the Registration Statement in effect.

5.8

The Purchaser understands and agrees that each certificate or other document evidencing any of the Shares or Warrant Shares shall be endorsed with the legend in substantially the form set forth below and the certificate evidencing the Warrants shall be endorsed with the legend in substantially the form set forth in Appendix III, as well as any other legends required by applicable law, and the Purchaser covenants that the Purchaser shall not transfer the Shares, Warrants or Warrant Shares represented by any such certificate without complying with the restrictions on transfer described in the legends endorsed on such certificates:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS OR CANADIAN SECURITIES LAWS.  THESE SECURITIES MAY NOT BE TRANSFERRED UNLESS (A) COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND REGISTERED OR QUALIFIED UNDER APPLICABLE STATE LAW AND, IF APPLICABLE, CANADIAN SECURITIES LAWS OR (B) EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS ARE AVAILABLE.  AS A CONDITION TO PERMITTING ANY TRANSFER OF THESE SECURITIES, THE COMPANY MAY REQUIRE THAT IT BE FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY TO THE EFFECT THAT NO REGISTRATION OR QUALIFICATIONS IS LEGALLY REQUIRED FOR SUCH TRANSFER.

5.9

The Purchaser acknowledges the reporting requirements under US and Canadian securities laws which may be applicable to it in connection with the acquisition of the securities hereunder, including those of (i) section 13(d) of the Securities and Exchange Act of 1934, (ii) section 101 of the Securities Act (Ontario) and section 111 of the Securities Act (British Columbia), and (iii) section 107 of the Securities Act (Ontario) and section 87 of the Securities Act (British Columbia) (the provisions referred to in sections (ii) and (iii) relate to early warning requirements and insider reporting requirements applicable in connection with the acquisition by the Purchaser of common shares resulting in the Purchaser and persons acting jointly or in concert holding 10% or more of the common shares of the Company).

SECTION 6.  Survival of Representatives, Warranties and Agreements.  Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Purchaser herein and in any certificates or documents delivered pursuant hereto or in connection herewith shall survive following the delivery to the Purchaser of the Shares and Warrants being purchased and the payment therefor.

Each party shall indemnify the others for all losses, claims, damages, liabilities or expenses actually incurred (“Losses”) (including reasonable attorneys’ fees and cost of enforcement) arising out of any breach of that party’s covenants, agreements, representations or warranties in this Agreement; provided that in no event shall any party be responsible for Losses exceeding, individually or in the aggregate, the purchase price set out in section 2 of this Agreement.

SECTION 7.  Registration of the Shares:  Compliance with the Securities Act.

7.1

Registration Statement on Form F-3.  The Company represents and warrants that the Company currently meets the requirements for use of Form F-3 under the Securities Act. The Company shall file all reports required to be filed by the Company with the Commission in a timely manner and take such other actions as shall be necessary for the Company to maintain such eligibility for the use of Form F-3.

7.2

Registration Procedures and Expenses.  The Company shall:

(a)

use its best efforts, but in no event later than 60 days following the date of Closing, to prepare and file, with the Commission a Registration Statement under the Securities Act following the date of Closing, and use its reasonable best efforts to cause the Registration Statement to become effective as soon as practicable thereafter, relating to the resale pursuant to Rule 415 under the Securities Act of the Registrable Stock by the Holders from time to time through the automated quotation system of Nasdaq or the facilities of any national securities exchange on which the Common Shares are then traded or in privately-negotiated transactions, and otherwise as described in the “Plan of Distribution” section of the Company’s Form F-3 Registration Statement filed on July 22, 2003;

(b) Each time the Company shall determine to file a Registration Statement in connection with the proposed offer and sale for money of any of its securities by it or any of its security holders, the Company will give written notice of its determination to all Holders.  Upon the written request of a Holder given within twenty (20) days after the giving of any such notice by the Company, the Company will use its best efforts to cause all such shares of Registrable Stock, the Holders of which have so requested registration thereof, to be included in such Registration Statement, all to the extent requisite to permit the sale or other disposition by the prospective seller or sellers of the Registrable Stock to be so registered.  If the Registration Statement is to cover an underwritten distribution, the Company shall use its best efforts to cause the Registrable Stock requested for inclusion pursuant to this paragraph to be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters.  If, in the good faith judgment of the managing underwriter of such public offering, the inclusion of any or all of the Registrable Stock requested for inclusion pursuant to this paragraph and other securities would interfere with the successful marketing of a smaller number of shares to be offered, then the number of shares of Registrable Stock and other securities to be included in the offering (except for shares to be issued by the Company in an offering initiated by the Company) shall be reduced accordingly on a prorata basis with the other security holders.

(c)

promptly and in good faith respond to all Commission’s comments on the Registration Statement, and within two (2) business days of receipt of an indication from the Commission that it has no further comments, request acceleration of the effectiveness of the registration at the earliest practicable time;

(d)

prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective until the earlier of (i) the third anniversary of the Closing Date, (ii) the date following exercise of the Warrants on which the Holder may sell all the Shares then held by the Holder within a three-month period in accordance with Rule 144 under the Securities Act (“Rule 144”), or (iii) such time as all the Registrable Stock purchased by the Holder have been sold pursuant to a registration statement;

(e)

so long as the Registration Statement is effective covering the resale of the Registrable Stock owned by the Holders, furnish to the Holder such reasonable number of copies of prospectuses and such other documents as the Holders may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Stock;

(f)

file documents required of the Company for blue sky clearance in states specified in writing by the Purchaser; provided, however, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not so qualified or has not so consented;

(g)

bear all expenses in connection with the procedures in paragraphs (a) through (f) of this Section 7.2 and the registration of the Shares and Warrant Shares pursuant to the Registration Statement, except for any underwriting discounts, brokerage fees and commissions incurred by the Purchaser, if any; and

(h)

with a view to making available to the Purchaser the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the Commission that may at any time permit the Purchaser to sell the Shares and Warrant Shares to the public without registration, the Company covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) such date as all of the Purchaser’s Shares and Warrant Shares may be resold within a given three-month period pursuant to Rule 144 or any other rule of similar effect or (B) such date as all of the Purchaser’s Shares and Warrant Shares shall have been resold and (ii) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and under the Exchange Act.

(i)

notify the Holders participating in such registration, promptly after it shall receive notice thereof, of the date and time when such Registration Statement and each post-effective amendment thereto has become effective or a supplement to any prospectus forming a part of such Registration Statement has been filed;

(j)

notify the Holders participating in such registration promptly of any request by the Commission or any state securities commission or agency for the amending or supplementing of such Registration Statement or prospectus or for additional information;

(k)

prepare and promptly file with the Commission, and promptly notify such participating Holders of the filing of, such amendments or supplements to such Registration Statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event has occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(l)

advise such participating Holders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission or any state securities commission or agency suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(m)

cooperate with the Holders to facilitate the timely preparation and delivery (under normal way settlement procedures) of certificates representing securities to be sold pursuant to any Registration Statement free of any restrictive legends and in such denominations and registered in such names as Holders may request prior to sales of securities pursuant to such Registration Statement;

(n)

comply with all applicable rules and regulations of the Commission and shall make generally available as soon as practicable after the effective date of the applicable Registration Statement an earnings statement satisfying the provisions of Section 11(a) of the Securities Act;

(o)

permit the Purchaser to assign the rights under this Section 7 to any other person in connection with a transfer of the Registrable Stock.

7.3

Blackout Period

(a)

The Company may suspend, at any time or from time to time, the use of the prospectus which forms part of the Registration Statement (the “Prospectus”) for a period or periods of time not to exceed an aggregate of 60 calendar days in any 12 month period, provided that during any three month period such aggregate period of time shall not exceed 30 calendar days (each, a “Blackout Period”), if the Company determines that the filing or continued use of the Prospectus would (w) require the public disclosure of material non-public information concerning any transaction or negotiations involving the Company or any of its affiliates that, in the good faith judgment of the Board of Directors of the Company, would materially interfere with such transaction or negotiations, (x) otherwise require premature disclosure of information that, in the good faith judgment of the Board of Directors of the Company, would adversely affect or otherwise be detrimental to the Company, (y) require amendment or supplement to the Registration Statement due to the happening of any event that comes to the attention of the Company and as a result of which the Registration Statement or Prospectus would contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (z) adversely affect the success of an offering of securities by the Company which the Company proposes to or has registered under applicable securities laws.  The Company shall provide the Holders whose Registrable Stock is registered under the Registration Statement with written notice of the commencement of a Blackout Period and of the termination of such Blackout Period.

(b)

The Purchaser agrees that, upon receipt of any written notice from the Company of the happening of any event of the kind described in Section 7.3(a) (a “Material Event”), the Purchaser will forthwith discontinue disposition of the Registrable Stock under the Prospectus until the Company confirms in writing that the Blackout Period has terminated and that the Prospectus may be used for the disposition of Registrable Stock or until receipt of copies of a supplemented or amended Prospectus, and, if so requested by the Company, will deliver to the Company all copies of the Prospectus covering the Registrable Stock in its possession at the time of receipt of such notice.

(c)

The Purchaser shall, at any time it is engaged in a distribution of Registrable Stock, comply with all applicable laws.

7.4

Indemnification and Contribution.

(a)

The Company will indemnify and hold harmless each Holder of shares of Registrable Stock which are included in a Registration Statement pursuant to the provisions of this Agreement, the directors, officers, employees and agents of such Holder, any underwriter (as defined in the Securities Act) for such Holder, the directors, officers, employees and agents of such underwriter, and any person who controls such Holder or such underwriter within the meaning of the Securities Act or the Exchange Act, and each of their successors, from and against any and all claims, actions, demands, losses, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, or under Canadian law, insofar as such claims, actions, demands, losses, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement (including all documents incorporated therein by reference) as originally filed or in any amendment thereto, any preliminary or final prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and agrees to reimburse each such Holder, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such claim, action, demand loss, damage or liability; provided, however, that the Company will not be liable in any such case to the extent that any such claim, action, demand, loss, damage, or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in reliance upon and in strict conformity with information furnished or on behalf of such Holder, specifically for use in the preparation thereof.  This indemnity shall be in addition to any liability which the Company may otherwise have and shall be in addition to any subsequently executed indemnity agreements.

(b)

Each Holder of shares of the Registrable Stock which are included in a registration pursuant to the provisions of this Agreement will, severally and not jointly, indemnify and hold harmless the Company, the directors, officers, employees and agents of the Company and any person who controls the Company within the meaning of the Securities Act or the Exchange Act from and against any and all claims, actions, demands, losses, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, or under Canadian law, insofar as such claims, actions, demands, losses, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement (including all documents incorporated therein by reference) as originally filed or in any amendment thereto, any preliminary or final prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by such Holder for use in the preparation thereof; provided, that the liability of each Holder hereunder shall be limited to the proportion of any such claim, action, demand, loss, damage, liability, cost or expense which is equal to the proportion that the public offering price of the shares of Registrable Stock sold by such Holder under such Registration Statement bears to the total offering price of all securities sold thereunder, but not, in any event, to exceed the proceeds received by such Holder from the sale of shares of Registrable Stock covered by the Registration Statement.  This indemnity shall be in addition to any liability which such Holder may otherwise have and shall be in addition to any subsequently executed indemnity agreements.

(c)

In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling Person of any such Holder, makes a claim for indemnification pursuant to this Section but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section provides for indemnification is such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling Person in circumstances for which indemnification is provided under this Section; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (including legal and other expenses reasonably incurred in connection with or defending same (collectively “Losses”)) in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other.  Relative fault shall be determined by reference to whether any alleged untrue statement or omission relates to information provided by the indemnifying party, on the one hand, or by the indemnified party, on the other hand.  The parties agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above.  Notwithstanding the provisions of this paragraph (c), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  For purposes of this Section, each person who controls a Holder within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee and agent of such Holder shall have the same rights to contribution as such Holder, and each person who controls the Company within the meaning of either the Securities Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d); provided, however, that, in any such case, (A) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation and (B) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Stock offered by it pursuant to such Registration Statement.

(d)

The provisions of this Section will remain in full force and effect, regardless of any investigation made by or on behalf of any Holder or the Company or any of the officers, directors, employees or agents or controlling persons referred to in this Section, and will survive the sale by a Holder of securities covered by a Registration Statement.

7.5

Definitions.  The following terms shall be used in this Section with the following respective meanings:

“Commission” means the Securities and Exchange Commission.

“Holder” means any holder of Registrable Stock.

“Registrable Stock” means the Shares and Warrant Shares whether owned by a Purchaser or any third party.

“Registration Statement” means a registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company (other than a registration statement on Form S-8, Form F-4, or successor form).

SECTION 8.  Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, confirmed facsimile or nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed and shall be delivered as addressed as follows:

if to the Company, to:

Diversinet Corp.

2225 Sheppard Avenue East, Suite 1801

Toronto, Ontario  M2J 5C2, Canada

Facsimile: (416) 756-7346

Attention: Chief Financial Officer

or to such other person at such other place as the Company shall designate to the Purchaser in writing; and

if to the Purchaser, at its address as set forth at the end of this Agreement, or at such other address or addresses as may have been furnished to the Company in writing.

SECTION 9.  Changes.  This Agreement may not be modified or amended except pursuant to an instrument in writing, signed by the Company and the Purchaser.

SECTION 10.  Headings.  The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

SECTION 11.  Severability.  In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

SECTION 12.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law provisions thereof.

SECTION 13.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but both of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.

SECTION 14.  Entire Agreement.  This Agreement (including the attachments hereto) contains the entire agreement of the parties with respect to the subject matter hereof and supersedes and is in full substitution for any and all prior oral or written agreements and understandings between them related to such subject matter, and neither party hereto shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any representations, indemnities, covenants or agreements except as specifically set forth herein.

SECTION 15.  Right of Acceptance.  The Purchaser acknowledges and agrees that the Company shall have the right, at its sole discretion, to accept or reject, up to the Closing, any subscription for securities and that acceptance thereof is not subject to the Company having received any minimum amount of subscription proceeds.  The Purchaser further acknowledges and agrees that execution of this Agreement by the Purchaser shall not result in any obligation on the Company until such time as this Agreement shall have been duly executed by the Company and Closing shall have occurred.  Any funds received by the Company or its agent from the Purchaser on account of the transaction contemplated hereby will be returned to the Purchaser (without interest or deduction) at the address indicated in Appendix I in the event the Company determines, in its sole discretion, to reject the Purchaser’s subscription.

SECTION 16.  Reimbursement of Expenses.  Upon Closing, the Company will reimburse the Purchaser for all reasonable out-of-pocket expenses incurred by the Purchasers (including, without limitation, reasonable outside attorneys’ fees).  Such amount shall not exceed US$7,500.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives shown below:

Jay Wigdale	Lakefront Partners, LLC
By: Lakefront Capital Management, LLC By: Jay Wigdale, Sole Member

205 E. Wisconsin Ave, Ste 220	205 E. Wisconsin Ave, Ste 220
Milwaukee, WI 53202	Milwaukee, WI 53202

Warrants: 1,100,000	Shares: 1,000,000

Date:	Date:

Accepted and Agreed to by:

DIVERSINET CORP.

By:

Nagy Moustafa, President

and Chief Executive Officer

Date:

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EXHIBIT 23.1

kpmg

KPMG LLP

Chartered Accountants

Telephone

(416) 228-7000

Yonge Corporate Centre

Telefax

(416) 228-7123

4100 Yonge Street Suite 200

www.kpmg.ca

North York ON M2P 2H3

Canada

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Diversinet Corp.

We consent to incorporation by reference in the registration statement (No. 333-113646) on Form F-3/A1, the amended registration statement (No. 333-107251) on Form F-3/A and the registration statement (No. 333-103356) on Form S-8 of our report dated February 19, 2004, with respect to the consolidated balance sheets of Diversinet Corp. as of December 31, 2003, October 31, 2003 and October 31, 2002, and the related consolidated statements of earnings and deficit and cash flows for each of the years in the three year period ended October 31, 2003 and the fourteen month period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 20-F of Diversinet Corp.  Our report dated February 19, 2004 included additional comments for U.S. readers that states that conditions and events exist that cast substantial doubt on the Company’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Toronto, Canada

April 16, 2004

Footnotes

2 Previously filed with Registration Statement on Form F-3 filed July 22, 2003

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